SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

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[ ]	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

The Chubb Corporation

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THE CHUBB CORPORATION

NOTICE OF 2003 ANNUAL MEETING OF SHAREHOLDERS

DATE AND TIME	Tuesday, April 29, 2003 at 10:00 a.m. local time
PLACE	Amphitheater The Chubb Corporation 15 Mountain View Road Warren, New Jersey
ITEMS OF BUSINESS	(1) To elect 17 directors to serve until the next annual meeting of shareholders and until their respective successors are elected and qualify.
(2) To approve The Chubb Corporation 2003 Producer Stock Incentive Plan.
(3) To transact such other business as may be properly brought before the meeting and at any adjournment thereof.
RECORD DATE	You are entitled to vote at the annual meeting and at any adjournment thereof if you were a shareholder of record at the close of business on Monday, March 10, 2003.
VOTING BY PROXY	To assure your representation at the annual meeting, please fill in, sign, date and return the accompanying proxy in the enclosed addressed envelope, or follow the directions accompanying the proxy to vote using a touch-tone telephone or by accessing the Internet. The giving of a proxy will not affect your right to revoke the proxy by appropriate written notice or to vote in person should you later decide to attend the annual meeting.

By order of the Board of Directors

HENRY G. GULICK Vice President and Secretary

March 28, 2003

PROXY AND VOTING INFORMATION
PROPOSAL 1 ELECTION OF DIRECTORS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
CERTAIN TRANSACTIONS
Transactions with Certain Shareholders
Transactions with Directors, Executive Officers and their Associates
CORPORATE GOVERNANCE
Director Independence
Meetings of the Board and Board Committees
Audit Committee
Corporate Governance & Nominating Committee
Organization & Compensation Committee
Compensation Committee Interlocks and Insider Participation
Directors’ Compensation
EXECUTIVE COMPENSATION
Summary Compensation Table
Option/SAR Grants in 2002
Aggregated Option/SAR Exercises in 2002 and Option/SAR Values on December 31, 2002
Long-Term Executive Incentive Plan Awards in 2002
Pension Program
Employment and Change in Control Agreements
ORGANIZATION & COMPENSATION COMMITTEE REPORT
STOCK PERFORMANCE GRAPH
AUDIT COMMITTEE REPORT
INDEPENDENT AUDITORS
PROPOSAL 2 APPROVAL OF THE CHUBB CORPORATION 2003 PRODUCER STOCK INCENTIVE PLAN
Introduction
Summary of the Plan
EQUITY COMPENSATION PLAN INFORMATION
SOLICITATION OF PROXIES
2004 SHAREHOLDER PROPOSALS AND NOMINATIONS
Annex A THE CHUBB CORPORATION AUDIT COMMITTEE CHARTER
Annex B THE CHUBB CORPORATION 2003 PRODUCER STOCK INCENTIVE PLAN

2003 ANNUAL MEETING OF SHAREHOLDERS

PROXY STATEMENT

THE CHUBB CORPORATION

15 Mountain View Road, P.O. Box 1615, Warren, New Jersey 07061-1615

PROXY STATEMENT

PROXY AND VOTING INFORMATION

      Chubb’s board of directors has provided you with these proxy materials in connection with its solicitation of proxies to be voted at the annual meeting of shareholders. We will hold the annual meeting on Tuesday, April 29, 2003 at the Amphitheater at The Chubb Corporation, 15 Mountain View Road, Warren, New Jersey, beginning at 10:00 a.m. local time. Please note that throughout the proxy materials we refer to The Chubb Corporation as “Chubb,” “we,” or “our.” We first began mailing this proxy statement and accompanying proxy to our shareholders on March 28, 2003.

Who Can Vote

      Shareholders of record of our common stock at the close of business on March 10, 2003 may vote at the annual meeting.

How Many Shares Can Be Voted

      Each shareholder has one vote for each share of common stock owned at the close of business on March 10, 2003, the record date. On the record date, 171,230,396 shares of our common stock were outstanding.

How You Can Vote

      Record Holders. If your shares are registered in your name with EquiServe Trust Company, N.A., our dividend agent, transfer agent and registrar, you are considered a shareholder of record, and these proxy materials are being sent directly to you by us. Shareholders of record can vote in person at the annual meeting or give their proxy to be voted at the meeting in any one of the following ways:

•	over the Internet;

•	by telephone; or

•	by completing and mailing the enclosed proxy card.

      The Internet and telephone voting procedures have been set up for your convenience. These procedures are designed to authenticate your identity, to allow you to give voting instructions and to confirm that those instructions have been recorded properly. If you are a shareholder of record and you would like to vote by using the Internet or by telephone, please refer to the specific instructions contained in the enclosed proxy card. If you wish to vote using the enclosed proxy card, please sign and return your signed proxy before the annual meeting, and we will vote your shares as you direct.

      Chubb Plan Participants. If you are a participant in our Employee Stock Ownership Plan or our Capital Accumulation Plan (our 401(k) plan), your proxy will incorporate all shares allocated to you in the plans (“Plan Shares”), which you may vote over the Internet, by telephone, by completing and mailing the enclosed proxy card or by voting in person at the meeting. Your proxy will serve as a voting instruction for the trustees of those plans.

      Brokerage and Other Account Holders. You are considered to be the beneficial owner of shares held for you in an account by a broker, bank or other nominee. These proxy materials are being forwarded to you with respect to those shares by your broker, bank or nominee who is the shareholder of record. You have the right to direct your broker, bank or nominee on how to vote, and you may also attend the annual meeting. Your broker, bank or nominee has enclosed a voting instruction card. Beneficial owners of shares who wish to vote at the meeting must obtain a legal proxy from their broker, bank or nominee and present it at the meeting. The availability of telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank or nominee. Please refer to your voting instruction card or contact your broker, bank or nominee.

      Voting. Whether you vote over the Internet, by telephone or by mail, you can specify whether your shares should be voted for all, some, or none of the nominees for election as director (Proposal 1 on the proxy card). You can also specify whether you approve or disapprove of, or abstain from, Proposal 2. If you abstain, your vote will not count for or against Proposal 2. If you duly execute the proxy card but do not specify how you want to vote your shares, your shares will be voted as the board of directors recommends, which is “For” the election of all nominees for director as set forth under Proposal 1 below, and “For” the approval of The Chubb Corporation 2003 Producer Stock Incentive Plan as described in Proposal 2 below.

Revocation of Proxies

      If you are a shareholder of record or a holder of Plan Shares, you may revoke your proxy at any time before it is exercised in any of four ways:

(1) by notifying our Secretary in writing;

(2) by delivering a duly executed proxy bearing a later date;

(3) by properly submitting a new timely and valid proxy via the Internet or by telephone after the date of the revoked proxy; or

(4) by voting in person at the annual meeting.

      You will not revoke a proxy merely by attending the annual meeting; to revoke a proxy, you must take one of the actions described above.

      If you hold your shares in a brokerage or other account, you may submit new voting instructions by contacting your broker, bank or nominee.

Required Votes

      The presence, in person or by proxy, of the holders of a majority of all outstanding shares of our common stock entitled to vote at the annual meeting is necessary to constitute a quorum. For Proposal 1, the election of directors, directors are elected by a plurality of the votes cast at the annual meeting. This means that the 17 nominees receiving the greatest number of votes will be elected as directors. Approval of Proposal 2, The Chubb Corporation 2003 Producer Stock Incentive Plan, requires the affirmative vote of a majority of the votes cast on that proposal at the meeting; provided that the total votes cast on the proposal represent a majority of the outstanding shares entitled to vote on the proposal. Abstentions are counted as shares present at the meeting for purposes of determining a quorum. Similarly, shares which brokers do not have the authority to vote in the absence of timely instructions from beneficial owners (“broker non-votes”) are also counted as shares present at the meeting for purposes of determining a quorum. Abstentions and broker non-votes are not considered votes cast and will not be counted either “for” or “against” these proposals and, accordingly, will have no effect on the outcome of the vote.

Other Matters to be Acted Upon at the Meeting

      Our board of directors is presently not aware of any other matters other than those specifically stated in the Notice of Annual Meeting, which are to be presented for action at the annual meeting. If any other matter other than those described in this proxy statement is presented at the annual meeting on which a vote may properly be taken, the shares represented by proxies will be voted in accordance with the judgment of the person or persons voting those shares.

Our Annual Report and Form 10-K

      A copy of our annual report to shareholders for 2002, which is not a part of the proxy soliciting materials, accompanies this proxy statement and proxy.

      Our annual report on Form 10-K, which was filed with the Securities and Exchange Commission, is available on our Internet website at www.chubb.com/investors. The annual report on Form 10-K is also available without charge by sending a written request to The Chubb Corporation to the attention of Henry G. Gulick, Vice President and Secretary, 15 Mountain View Road, P.O. Box 1615, Warren, New Jersey 07061-1615.

PROPOSAL 1

ELECTION OF DIRECTORS

      Each nominee for director was previously elected by the shareholders at our 2002 annual meeting, and has served continuously since then, other than John D. Finnegan who was elected as a director by the board effective December 1, 2002 and Daniel E. Somers who was nominated for election as a director by the board on March 24, 2003. If elected, each director will serve until the next annual meeting of shareholders and until his or her successor is duly elected and qualified. The board of directors expects that all of the nominees named in this proxy statement will be available for election, and, if elected, will be willing to serve as a director. If any nominee is not available, then the proxies may vote for a substitute as may be designated by the board, unless the board reduces the number of directors. The board of directors has, in accordance with our by-laws, fixed the number of directors to be elected at 17.

      Our Corporate Governance Guidelines provide that no director may be nominated to a new term if the director would be age 72 or older at the time of election. The age limit may be extended for up to one year in an extraordinary circumstance identified by the board, including a transition or proposed transition of management. In light of the retirement of Dean R. O’Hare as our chief executive officer, effective December 1, 2002, and our hiring of John D. Finnegan as our new chief executive officer, our Corporate Governance & Nominating Committee recommended extending the age limit for one year for Warren B. Rudman, who will be age 72 at the time of the annual meeting, and our board nominated him for election as a director.

      Percy Chubb, III serves as Director Emeritus. Mr. Chubb has been associated with Chubb since 1958. He served as Vice Chairman of Chubb from 1986 to 1997 and as a director from 1978 to 2002. In 2002, Mr. Chubb retired from the board of directors, but, at the request of the board, agreed to serve as Director Emeritus. At the request of the board this year, he has agreed to continue to serve in this capacity until the next annual meeting of shareholders. As Director Emeritus, Mr. Chubb may attend board meetings, but does not have a vote with respect to matters brought before the board.

      Information as to each nominee follows. Unless otherwise indicated, each nominee has served for at least five years in the business position currently or most recently held. The age of each director is as of April 29, 2003, the date of the annual meeting.

The board of directors recommends that you vote “for” each of the following nominees for director.

NOMINEES FOR DIRECTOR

ZOË BAIRD (Age 50)
Director since 1998

President of the Markle Foundation, a private philanthropy that focuses on using information and communications technologies to address critical public needs, since January 1998. Ms. Baird previously had been Senior Vice President and General Counsel of Aetna, Inc., an international insurance company, from 1990 to 1996. She was Staff Executive of General Electric Co. from 1986 to 1990 and was a partner in the international law firm of O’Melveny and Myers from 1981 to 1986. Ms. Baird founded and chairs Lawyers for Children America, which is concerned with the impact of violence on children. Ms. Baird is a member of the Council on Foreign Relations and the American Law Institute, and serves on the boards of Save the Children, the James A. Baker III Institute for Public Policy, the Mexican American Legal Defense and Education Fund, The Brookings Institution, and the Institute for State Studies at Western Governors University.

JOHN C. BECK (Age 71)
Director since 1988

Of Counsel at Beck, Mack & Oliver LLC, an investment counseling firm, since January 2002. Mr. Beck has been associated with Beck, Mack & Oliver since 1958 and first became a partner in 1962. Mr. Beck also serves on the board of Russell Reynolds Associates, Inc.

SHEILA P. BURKE (Age 52)
Director since 1997

Under Secretary for American Museums and National Programs, Smithsonian Institution, since June 2000. Ms. Burke previously had been Executive Dean and Lecturer in Public Policy of the John F. Kennedy School of Government, Harvard University, from November 1996 until June 2000. Ms. Burke is also a Trustee of the American Board of Internal Medicine Foundation, Marymount University and the University of San Francisco and is a member of the Medicare Payment Advisory Commission. Ms. Burke also serves on the boards of Community Health Systems, Wellpoint Health Networks, the Kaiser Family Foundation, the Center for Health Care Strategies Inc., the Kaiser Commission on the Future of Medicaid and Uninsured and The National Advisory Council at the Center for State Health Policy.

JAMES I. CASH, JR. (Age 55)
Director since 1996

The James E. Robison Professor of Business Administration, Harvard University. Professor Cash has been a member of the Harvard Business School faculty since 1976. He also serves on the boards of General Electric Company, Microsoft Corporation and Scientific Atlanta, Inc. Professor Cash is also a Trustee of the Massachusetts General Hospital and Partners Healthcare and an overseer of the Boston Museum of Science.

JOEL J. COHEN (Age 65)
Director since 1984

Chairman (non-executive) of Chubb’s board of directors since December 2002. Mr. Cohen previously was Managing Director and co-head of Global Mergers and Acquisitions at Donaldson, Lufkin & Jenrette Securities Corporation (“DLJ”), a leading investment and merchant bank that in 2000 was acquired by Credit Suisse First Boston, until his retirement in November 2000. He had been associated with DLJ since October 1989. He had previously served as General Counsel to the Presidential Task Force on Market Mechanisms and as a partner of Davis Polk & Wardwell, attorneys. Mr. Cohen also serves on the boards of Borders Group, Inc. and Maersk, Inc.

JAMES M. CORNELIUS (Age 59)
Director since 1998

Chairman of the Board (non-executive) of Guidant Corporation, which designs and develops cardiovascular medical products. Mr. Cornelius previously had served as executive Chairman of Guidant from 1995 until his retirement as an employee in August 2000. Mr. Cornelius serves on the boards of Guidant Corporation, Hughes Electronics Corporation and Given Imaging, Ltd. Mr. Cornelius also serves as Trustee for DePauw University and Treasurer of the Board of Governors of the Indianapolis Museum of Art.

JOHN D. FINNEGAN (Age 54)
Director since 2002

President and Chief Executive Officer of Chubb since December 2002. Mr. Finnegan previously had been Executive Vice President of General Motors Corporation, which is primarily engaged in the development, manufacture and sale of automotive vehicles, and Chairman and President of General Motors Acceptance Corporation, a finance company and subsidiary of General Motors Corporation, from May 1999 to December 2002. He was Vice President and Group Executive of General Motors and also President of General Motors Acceptance Corporation from November 1997 to April 1999. Mr. Finnegan was associated with General Motors from 1976 to December 2002. Mr. Finnegan also serves on the board of the United Negro College Fund.

DAVID H. HOAG (Age 63)
Director since 1994

Former Chairman, The LTV Corporation, a manufacturer of steel products, from January 1991 until his retirement in February 1999. On December 29, 2000, The LTV Corporation and 48 of its direct and indirect subsidiaries filed voluntary petitions under Chapter 11 of the United States Code in the United States Bankruptcy Court for the Northern District of Ohio, Eastern Division. Mr. Hoag also serves on the boards of Brush Engineered Products, The Lubrizol Corporation, NACCO Industries, Inc. and PolyOne. Mr. Hoag is also a Trustee of Allegheny College and University Hospitals — Cleveland.

KLAUS J. MANGOLD (Age 59)
Director since 2001

Chairman and a Member of the Board of Management, DaimlerChrysler Services AG, a provider of financial services and a subsidiary of DaimlerChrysler AG, since 1995. DaimlerChrysler AG is primarily engaged in the development, manufacture, distribution and sale of a wide range of automotive products. Mr. Mangold also serves on the boards of DaimlerChrysler AG, HVB Real Estate Bank AG, Jenoptik AG and Rhodia S.A.

WARREN B. RUDMAN (Age 72)
Director since 1993

Of Counsel to Paul, Weiss, Rifkind, Wharton & Garrison LLP, attorneys, since January 2003. From 1993 to 2002, he was a partner at that law firm. Senator Rudman previously had been a United States Senator from New Hampshire from 1980 to 1993. Senator Rudman is Co-Chairman of the Concord Coalition and serves on the Senior Advisory Board of the Institute of Politics of the John F. Kennedy School of Government at Harvard University. Senator Rudman also serves on the boards of Allied Waste Industries, Inc., Collins & Aikman Corporation, Boston Scientific Corporation and Raytheon Company and several funds in the Dreyfus Family of Mutual Funds.

SIR DAVID G. SCHOLEY, CBE (Age 67)
Director since 1991

Senior Advisor, UBS Warburg and its predecessor firms, a global, integrated investment services firm and bank, since 1995. He is Chairman of the Trustees of the National Portrait Gallery, London, of the International Council of INSEAD and of the Governors of Wellington College. He is also Chairman of Close Brothers Group plc and serves on the boards of Anglo American plc and Vodafone Group plc.

RAYMOND G.H. SEITZ (Age 62)
Director since 1994

Vice Chairman, Lehman Bros. International (Europe), a global investment bank, since April 1995, following his retirement as Ambassador of the United States of America to the Court of St. James. Ambassador Seitz also serves on the boards of Pacific Century CyberWorks and Rio Tinto plc.

LAWRENCE M. SMALL (Age 61)
Director since 1989

Secretary of the Smithsonian Institution since January 2000. The Smithsonian Institution is the world’s largest museum and research complex, with 16 museums and galleries, the National Zoo, and several research facilities around the world. Mr. Small previously had been President and Chief Operating Officer of Fannie Mae, a shareholder-owned New York Stock Exchange listed company and the nation’s largest source of financing for home mortgages, from 1991 to 2000. Mr. Small also serves on the boards of Marriott International, Inc., New York City’s Spanish Repertory Theatre, Mt. Sinai-New York University Medical Center and Health System, the National Gallery of Art, the John F. Kennedy Center for the Performing Arts and the Woodrow Wilson International Center for Scholars.

DANIEL E. SOMERS (Age 55)
Nominee for Director

Vice Chairman of Blaylock and Partners LP, an investment banking firm, since January 2002. Mr. Somers previously had been President and Chief Executive Officer of AT&T Broadband, a provider of cable and broadband services, from December 1999 to October 2001 and Senior Executive Vice President and Chief Financial Officer at AT&T Corp., a telecommunications company, from May 1997 to December 1999. Mr. Somers serves on the boards of Hyperchip, Inc., The Lubrizol Corporation, Raindance Communications, Inc. and Yotta Yotta, Inc. He is also Vice Chairman of the Board of Trustees of Stonehill College and serves on the board of The Newark Boys Chorus School.

KAREN HASTIE WILLIAMS (Age 58)
Director since 2000

Partner, Crowell & Moring LLP, attorneys, since 1982. Ms. Williams also serves on the boards of Continental Airlines Inc., Gannett Company, Inc., SunTrust Banks, Inc. and Washington Gas Light Holdings, Inc. She is also Trustee, Amherst College, Black Student Fund and NAACP Legal Defense and Education Fund.

JAMES M. ZIMMERMAN (Age 59)
Director since 1998

Chairman of the Board of Federated Department Stores, Inc., operators of full-line department stores in the United States. Mr. Zimmerman previously had been Chairman and Chief Executive Officer of Federated Department Stores, Inc. from May 1997 to February 2003 and President and Chief Operating Officer from March 1988 to May 1997. Mr. Zimmerman also serves on the boards of Federated Department Stores, Inc., H.J. Heinz Company, Goodyear Tire and Rubber Company and Convergys Corporation.

ALFRED W. ZOLLAR (Age 48)
Director since 2001

General Manager, eServer iSeries, IBM Corporation, which manufactures and sells computer services, hardware and software, since January 2003. Mr. Zollar previously had been General Manager, Lotus Software, which designs and develops business software and is a subsidiary of IBM Corporation, from 2000 to January 2003; General Manager, Network Computing Software Division, IBM Corporation, from 1998 to 2000; and General Manager, Network Software, IBM Corporation, from 1996 to 1998. Mr. Zollar also serves on the board of the Executive Leadership Council.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information concerning the only person or entity known to us to be the beneficial owner of more than 5% of our outstanding common stock. The information below is as reported by that entity in statements filed with the Securities and Exchange Commission.

	Amount and Nature
	of Beneficial
	Ownership of	Percent of
Name and Address	Common Stock(1)	Class(2)

AXA	16,074,307	9.4%

(1)	Reflects ownership as of December 31, 2002 as reported on a Schedule 13G filed with the Securities and Exchange Commission jointly by AXA, located at 25, avenue Matignon, 75008 Paris, France; its subsidiary, AXA Financial, Inc., located at 1290 Avenue of the Americas, New York, NY 10104; and the following entities which, as a group, control AXA: AXA Conseil Vie Assurance Mutuelle; AXA Assurances I.A.R.D. Mutuelle and AXA Assurances Vie Mutuelle, each located at 370, rue Saint Honore, 75001 Paris, France; and AXA Courtage Assurance Mutuelle, located at 26, rue Louis le Grand, 75002 Paris, France. The voting and investment power of the various holders with respect to these shares is set forth in the Schedule 13G. These holders have certified that these shares of our common stock were acquired in the ordinary course of business and were not acquired for the purpose of, and do not have the effect of changing or influencing the control of Chubb and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

(2)	Based upon 171,230,396 shares of our common stock outstanding as of March 10, 2003.

      The following table sets forth certain information regarding the beneficial ownership of our common stock and common stock-based holdings by each of our directors and nominees for director, by each of our executive officers named in the “Summary Compensation Table” in this proxy statement and by our directors and executive officers as a group.

	Amount and Nature
	of Beneficial
	Ownership of	Deferral	Percent of
Name and Address(1)	Common Stock(2)	Plan(3)	Class(4)

Zoë Baird(5)	16,500	1,589	*
John C. Beck(6)	80,450	18,250	*
Sheila P. Burke(7)	24,265	—	*
James I. Cash, Jr.(8)	30,000	—	*
Joel J. Cohen(9)	97,247	14,009	*
James M. Cornelius(10)	31,000	2,277	*
John D. Finnegan	92,887	—	*
David H. Hoag(11)	36,634	1,594	*
Klaus J. Mangold(12)	4,100	—	*
Warren B. Rudman(13)	40,200	3,792	*
Sir David G. Scholey, CBE(14)	45,000	3,649	*
Raymond G. H. Seitz(15)	32,200	698	*
Lawrence M. Small(16)	65,634	5,198	*
Daniel E. Somers	—	—	*
Karen Hastie Williams(17)	8,100	—	*
James M. Zimmerman(18)	22,320	1,347	*
Alfred W. Zollar(19)	9,500	—	*

	Amount and Nature
	of Beneficial
	Ownership of	Deferral	Percent of
Name and Address(1)	Common Stock(2)	Plan(3)	Class(4)

John J. Degnan(20)	533,278	—	*
Paul J. Krump(21)	89,111	—	*
Thomas F. Motamed(22)	511,540	—	*
Dean R. O’Hare(23)	1,081,706	—	*
Michael O’Reilly(24)	408,389	—	*
All directors and executive officers as a group(25)	3,602,837	52,403	2.1%

*	Less than 1%.

(1)	Unless otherwise indicated, the business address of each director and executive officer named in this table is c/o The Chubb Corporation, 15 Mountain View Road, Warren, New Jersey 07061-1615.

(2)	Unless otherwise indicated, share amounts are as of March 10, 2003 and each person has sole voting and investment power with respect to the shares listed.

(3)	Includes compensation allocated to the Market Value Account of the Deferred Compensation Plan for Directors (see “Corporate Governance — Directors’ Compensation” in this proxy statement). The value of units allocated to this account is based upon the per share price of our common stock at December 31, 2002 of $52.20. These units are payable in shares of common stock following termination of service or a specified date but do not have current voting or investment power.

(4)	Based upon 171,230,396 shares of our common stock outstanding as of March 10, 2003.

(5)	Includes 16,000 shares that may be purchased within 60 days pursuant to The Chubb Corporation Stock Option Plans for Non-Employee Directors.

(6)	Includes 20,850 shares held in accounts managed by Beck, Mack & Oliver LLC (for which Mr. Beck disclaims beneficial ownership), 1,000 shares held in a trust for Mr. Beck’s benefit and 56,000 shares that may be purchased within 60 days pursuant to The Chubb Corporation Stock Option Plans for Non- Employee Directors.

(7)	Includes 24,000 shares that may be purchased within 60 days pursuant to The Chubb Corporation Stock Option Plans for Non-Employee Directors.

(8)	Includes 28,000 shares that may be purchased within 60 days pursuant to The Chubb Corporation Stock Option Plans for Non-Employee Directors.

(9)	Includes 52,000 shares that may be purchased within 60 days pursuant to The Chubb Corporation Stock Option Plans for Non-Employee Directors and 36,347 shares that may be purchased within 60 days pursuant to an outstanding special stock option grant.

(10)	Includes 20,000 shares that may be purchased within 60 days pursuant to The Chubb Corporation Stock Option Plans for Non-Employee Directors.

(11)	Includes 32,000 shares that may be purchased within 60 days pursuant to The Chubb Corporation Stock Option Plans for Non-Employee Directors and 3,634 shares that may be purchased within 60 days pursuant to an outstanding special stock option grant.

(12)	Includes 4,000 shares that may be purchased within 60 days pursuant to The Chubb Corporation Stock Option Plans for Non-Employee Directors.

(13)	Includes 40,000 shares that may be purchased within 60 days pursuant to The Chubb Corporation Stock Option Plans for Non-Employee Directors.

(14)	Includes 100 shares owned by a member of Sir David Scholey’s family who lives in his home (for which Sir David Scholey disclaims beneficial ownership) and 44,000 shares that may be purchased within 60 days pursuant to The Chubb Corporation Stock Option Plans for Non-Employee Directors.

(15)	Includes 32,000 shares that may be purchased within 60 days pursuant to The Chubb Corporation Stock Option Plans for Non-Employee Directors.

(16)	Includes 52,000 shares that may be purchased within 60 days pursuant to The Chubb Corporation Stock Option Plans for Non-Employee Directors and 3,634 shares that may be purchased within 60 days pursuant to an outstanding special stock option grant.

(17)	Includes 8,000 shares that may be purchased within 60 days pursuant to The Chubb Corporation Stock Option Plans for Non-Employee Directors.

(18)	Includes 20,000 shares that may be purchased within 60 days pursuant to The Chubb Corporation Stock Option Plans for Non-Employee Directors.

(19)	Includes 8,000 shares that may be purchased within 60 days pursuant to The Chubb Corporation Stock Option Plans for Non-Employee Directors.

(20)	Includes 471,914 shares which Mr. Degnan has the right to purchase within 60 days under The Chubb Corporation Long-Term Stock Incentive Plans, 3,748 shares in the Corporation Stock Fund of the Capital Accumulation Plan of The Chubb Corporation, Chubb & Son Inc. and Participating Affiliates and 2,627 shares that were allocated to Mr. Degnan pursuant to The Chubb Corporation Employee Stock Ownership Plan (the “ESOP”).

(21)	Includes 67,907 shares which Mr. Krump has the right to purchase within 60 days under The Chubb Corporation Long-Term Stock Incentive Plans and 2,574 shares that were allocated to Mr. Krump pursuant to the ESOP.

(22)	Includes 457,074 shares which Mr. Motamed has the right to purchase within 60 days under The Chubb Corporation Long-Term Stock Incentive Plans, 885 shares in the Corporation Stock Fund of the Capital Accumulation Plan of The Chubb Corporation, Chubb & Son Inc. and Participating Affiliates and 2,893 shares that were allocated to Mr. Motamed pursuant to the ESOP.

(23)	Includes 708 shares held by members of Mr. O’Hare’s family who live in his home (for which Mr. O’Hare disclaims beneficial ownership), 6,451 shares held by a family limited partnership (for which Mr. O’Hare disclaims beneficial ownership), 921,213 shares which Mr. O’Hare has the right to purchase within 60 days pursuant to The Chubb Corporation Long-Term Stock Incentive Plans and 2,799 shares that were allocated to Mr. O’Hare pursuant to the ESOP.

(24)	Includes 328,886 shares which Mr. O’Reilly has the right to purchase within 60 days under The Chubb Corporation Long-Term Stock Incentive Plans and 3,560 shares that were allocated to Mr. O’Reilly pursuant to the ESOP.

(25)	Includes 3,200 shares which executive officers other than those listed in the table above disclaim beneficial ownership, 10,427 shares which were allocated to executive officers other than those listed in the table above pursuant to the ESOP and 224,945 shares which executive officers other than those listed in the table above have the right to purchase within 60 days under The Chubb Corporation Long-Term Stock Incentive Plans.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and persons who beneficially own more than ten percent of our common stock to file reports of securities ownership and changes in such ownership with the Securities and Exchange Commission.

      Based solely upon a review of copies of such reports or written representations that all such reports were timely filed, we believe that each of our directors, executive officers and greater than ten percent beneficial owners complied with all Section 16(a) filing requirements applicable to them during 2002, with the exception of Michael J. Marchio, an Executive Vice President of Chubb & Son, a division of Federal Insurance Company, who, due to an administrative error, failed to include in his initial Form 3 filed on December 12, 2002 a stock option grant for 2,444 shares of our common stock, which grant was reported on an amended Form 3 on February 3, 2003.

CERTAIN TRANSACTIONS

Transactions with Certain Shareholders

      At December 31, 2002, AXA was the beneficial owner of more than 5% of our outstanding common stock. During 2002, our property and casualty insurance subsidiaries assumed reinsurance from a subsidiary of AXA, on which the subsidiaries earned a margin of $8.3 million. Our property and casualty insurance subsidiaries also ceded reinsurance to several AXA insurance subsidiaries during 2002 under various contracts.

Transactions with Directors, Executive Officers and their Associates

      UBS AG of Switzerland, through its affiliated companies, provides certain securities transaction services to us and to our subsidiaries. Sir David G. Scholey, CBE is a Senior Advisor to UBS Warburg, the investment banking division of UBS AG of Switzerland. Lehman Brothers, through its affiliated companies, also provides certain securities transaction services to us and to our subsidiaries. Ambassador Raymond G. H. Seitz is a Vice Chairman of Lehman Bros. International (Europe), an affiliate of Lehman Brothers. We believe that our transactions with these firms are effected on terms as favorable to us and to our subsidiaries as could be obtained from other sources in view of the nature of the services rendered.

      During 2002, certain of our subsidiaries engaged the services of the law firm of Paul, Weiss, Rifkind, Wharton & Garrison LLP, of which Warren B. Rudman was, through December 31, 2002, a partner, and has become of counsel. We intend to engage the firm for legal services in 2003.

      In 2002, we made several donations to charitable organizations with which certain of our directors (or members of their immediate families) were affiliated. These donations are described in greater detail under “Corporate Governance — Director Independence” in this proxy statement.

CORPORATE GOVERNANCE

      Our management and board of directors have a strong commitment to effective corporate governance. Our board has reviewed and considered with management the governance-related provisions of the Sarbanes-Oxley Act of 2002, proposed and adopted rules of the Securities and Exchange Commission and proposed amendments to the listing standards of the New York Stock Exchange. In compliance with the rules that have been adopted and in anticipation of the adoption of the proposed rule changes, we amended the charter of our Audit Committee and amended our Corporate Governance Guidelines. We also adopted charters for our Corporate Governance & Nominating Committee and our Organization & Compensation Committee, and we adopted a Code of Ethics for CEO and Senior Financial Officers. We will further amend, if necessary, those documents to incorporate any changes made in the final rules and standards as they are eventually adopted.

      A copy of the charter for each of our Audit Committee, Corporate Governance & Nominating Committee and Organization & Compensation Committee and a copy of our Corporate Governance Guidelines and our Code of Ethics for CEO and Senior Financial Officers are available on our Internet website at www.chubb.com/investors by clicking on “Corporate Governance.” Copies are also available upon request from our Corporate Secretary. Copies of our restated certificate of incorporation, and by-laws are also available on our Internet website and from our Corporate Secretary. Our Audit Committee Charter is attached to this proxy statement as Annex A.

Director Independence

      Our board of directors reviews each director’s independence annually in accordance with the standards set forth in our Corporate Governance Guidelines. No member of the board of directors will be considered independent unless the board of directors determines that the director had no material relationship with us that would affect the director’s independence.

      Further, unless otherwise permitted by the New York Stock Exchange, to be independent, no director, or member of his or her immediate family, can have, in the past five years, been employed by us, been affiliated with or employed by a present or former auditor of Chubb or any of our affiliates or have been part of an interlocking directorate in which one of our executive officers serves on the compensation committee of another corporation that concurrently employs the director.

      Because Chubb acts primarily as a holding company, our board believes that it is in the best interests of Chubb and its shareholders for its principal operating subsidiary, Federal Insurance Company, to have a majority of its directors meet the criteria for independence applicable to directors of Chubb, although not required by law or the New York Stock Exchange. As a result, for 2002, Chubb, as the sole shareholder of Federal Insurance Company, elected to its board of directors the members of the Chubb board, and persons who serve as members of committees of the Chubb board were appointed by the board of directors of Federal Insurance Company to serve on the same committees of the board of directors of Federal Insurance Company. The Chubb board believes that such board and committee responsibilities are consistent with the independence requirements applicable to service on the Chubb board and its committees and that simultaneous service on the Chubb board and on the board of directors of Federal Insurance Company and their respective committees enhances the effectiveness of such service.

      In determining whether a director has had a material relationship with us, our Corporate Governance Guidelines have established three categorical standards. As long as a director has no relationships with Chubb other than those identified within the categorical standards noted below and other than service on the board and committees of the board of directors of Federal Insurance Company, a director will be considered independent. Relationships which are not within the categorical standards may, in the board’s judgment, be deemed not to be material, and the director will be considered independent if, after taking into account all relevant facts and circumstances, the board determines that the existence of the relationship would not impair the director’s independence. The three categorical standards are:

•	Chubb has made no charitable contributions to any organization with which a director, or any member of a director’s immediate family, is affiliated as an officer, director or trustee other than:

—	pursuant to our Matching Gifts Program on terms applicable to employees and directors; or

—	in amounts that do not exceed $25,000 per year.

•	Chubb has no commercial relationship with an entity or organization in which a director, or any member of the director’s immediate family, is an executive officer, partner, member, principal or holds a similar position, other than an entity or organization that does business with us and the annual sales to, or purchases from, us are less than one percent of our annual revenue and less than one percent of the annual revenue of the other entity or organization.

•	Chubb has not issued any insurance or reinsurance policies or entered into other risk transfer arrangements to or with a director, any member of the director’s immediate family or to an entity or organization in which a director, or any member of the director’s immediate family, is an executive officer, partner, member, principal or holds a similar position, other than in connection with the issuance of insurance or reinsurance policies or other risk transfer arrangements entered into in the ordinary course of business on an arm’s length basis.

      Our board of directors reviewed director independence in 2002 based on the assessment of the Corporate Governance & Nominating Committee. During this review, the board of directors considered relationships and transactions during the year between each director, or any member of the director’s immediate family, and us. As a result of its review, the board determined that none of our directors had any relationships with Chubb other than relationships that were within the categorical standards set by the board, with the exception of Mr. Finnegan, who is an employee, and the following:

•	a contribution of $40,000 was made to the Folger Shakespeare Library. Ms. Williams is a trustee of the Folger Shakespeare Library.

•	a contribution of $60,000 was made to the Institute for Civil Justice, a part of RAND Corporation. We have been a long time supporter of the Institute. During 2002, Ambassador Seitz became an advisor to RAND Europe, which is also a subsidiary of RAND.

•	the third annual installment, in the amount of $80,000, of an $800,000 pledge we made in February 2000 to the Friends of the National Zoo (which pledge is to be paid in ten equal annual installments commencing in 2000). The National Zoo is a part of the Smithsonian Institution. Mr. Small is Secretary of the Smithsonian Institution and Ms. Burke is Under Secretary for American Museums and National Programs of the Smithsonian Institution. Ms. Williams’ husband is a Regent of the Smithsonian Institution.

      The board of directors determined that none of these relationship impaired the independence of any director and that all of the directors, other than Mr. Finnegan, are independent.

Meetings of the Board and Board Committees

      In 2002, there were seven meetings of our board of directors. All of the incumbent directors attended at least 75% of the regularly scheduled meetings of the board and meetings of the committees on which he or she served. Taking into account three additional meetings not on the original board and committee schedules, Mr. Mangold attended 71% of the aggregate of all meetings of the board. Mr. Mangold does not serve on any committees.

      The board of directors has, among other committees, an Audit Committee, an Organization & Compensation Committee and a Corporate Governance & Nominating Committee. A summary of each of these committee’s functions and responsibilities follows.

Audit Committee

      The Audit Committee is composed of Messrs. Cohen (Chairman), Cash, Cornelius and Zollar, and Mses. Burke and Williams. Ms. Baird was a member of the Audit Committee until July 1, 2002. In accordance with our Audit Committee Charter and the listing standards of the New York Stock Exchange, each of the Audit Committee members is independent. In addition, the board has designated Mr. Cornelius as the “audit committee financial expert” (as defined in recently adopted Securities and Exchange Commission rules) on the Audit Committee. In 2002, the Audit Committee met five times.

      The Audit Committee is directly responsible for the appointment, compensation and retention (or termination) of the independent auditors. The Audit Committee is also responsible for the oversight of the quality and integrity of our financial statements, our compliance with legal and regulatory requirements, the qualifications and independence of our independent auditors, the performance of our internal audit function and independent auditors and other significant financial matters. The Audit Committee Report for 2002 is set forth in this proxy statement.

Corporate Governance & Nominating Committee

      The Corporate Governance & Nominating Committee is composed of Messrs. Hoag (Chairman), Cash, Cohen and Rudman and Ms. Baird, all of whom are independent directors. Ms. Baird became a member of the committee on July 1, 2002. In 2002, the Corporate Governance & Nominating Committee met one time. The committee assists the board in identifying individuals qualified to become members of the board and oversees the annual evaluation of the board and each committee. As provided in the committee’s new charter, the committee also makes recommendations to the board on a variety of corporate governance and nominating matters, including recommending standards of independence, director nominees, appointments to committees of the board, designees for chairmen of the committees and corporate governance guidelines.

      The committee will consider shareholder recommendations for director nominees, so long as the recommendations are submitted to us in accordance with the applicable requirements and procedures set forth in our by-laws. For additional information on this process, see “2004 Shareholder Proposals and Nominations” in this proxy statement. Shareholders can also write to Henry G. Gulick, Vice President and Secretary, The Chubb Corporation, 15 Mountain View Road, P.O. Box 1615, Warren, New Jersey 07061-1615 for further information.

Organization & Compensation Committee

      The Organization & Compensation Committee is composed of Messrs. Small (Chairman), Cornelius, Hoag, Rudman and Zimmerman, all of whom are independent directors. No officer of Chubb or any of its subsidiaries may serve on the Organization & Compensation Committee. In 2002, the Organization & Compensation Committee met four times. The committee discharges the board’s responsibilities relating to compensation of our executives. The committee’s primary responsibilities include establishing our general compensation policies and overseeing the development and implementation of compensation and benefit programs. The committee also evaluates the performance and sets the compensation of our chief executive officer. In addition, the committee determines the form and amount of compensation for the non-management directors of the board, subject to review by the Corporate Governance & Nominating Committee and approval by the board. The committee’s duties also include administering several of our incentive compensation and stock option plans. The Organization & Compensation Committee Report for 2002 is set forth in this proxy statement.

Compensation Committee Interlocks and Insider Participation

      No member of the Organization & Compensation Committee is a current or former officer or employee of Chubb or any of our subsidiaries. There were no committee interlocks with other companies during 2002 within the meaning of the Securities and Exchange Commission’s proxy rules.

Directors’ Compensation

      All of our directors are also directors of our principal insurance company subsidiary, Federal Insurance Company (“Federal”). It is the practice of our board of directors to hold concurrent meetings with the board of directors of Federal. In 2002, directors received the following cash compensation:

Annual Director Stipend	$35,000
Fee Per Board and Committee Meeting	$1,500
Annual Stipend Per Committee	$7,500
Audit Committee and Organization & Compensation Committee Chairman’s Stipend (in lieu of regular committee stipend)	$15,000

      On April 30, 2002, Mr. O’Hare announced that he would be retiring as our Chairman, Chief Executive Officer and a director. A search committee of the board of directors was established in connection with a search for a new chief executive officer to replace Mr. O’Hare. The search committee was composed of

Messrs. Hoag (Chairman), Cohen, O’Hare, Rudman, Small and Zimmerman and Ms. Burke. The search committee met eight times in 2002. Each search committee member (other than Mr. O’Hare) received a fee of $5,000 for each search committee meeting he or she attended. In addition, prior to April 30, 2002, members of the board (other than Mr. Mangold) devoted time to Chubb as a special assignment in connection with the announcement of Mr. O’Hare’s plan to retire. In consideration of such efforts, the participating directors (other than Mr. O’Hare) received payments for their services ranging from $1,500 to $12,000.

      In 2002, Mr. O’Hare received meeting fees for attendance at directors’ meetings only and did not receive stipends or fees for committee meetings.

      Under our Deferred Compensation Plan for Directors, directors who are not officers or employees of us or any subsidiary may defer receipt of all or a portion of their cash compensation. The amounts are payable at the option of the director either upon the director’s termination of service, or at a specified date chosen by the director. This Plan provides that amounts deferred may be invested in:

•	a cash account which earns interest at the prime rate;

•	a market value account with units based on the market value of our common stock; or

•	a shareholder’s equity account with units based on the book value of our common stock.

      The board of directors has adopted guidelines suggesting that eligible non-employee directors voluntarily defer 50% of all stipends into the market value account. A participant may elect to receive the compensation deferred in either a lump sum or in annual installments. All amounts are paid in cash except for the market value account which is paid in shares of our common stock. At March 10, 2003, deferred compensation accounts were maintained for ten directors, of which eight directors are currently deferring compensation pursuant to this Plan. For 2002, directors deferred an aggregate of $398,500 of compensation.

      At December 31, 2002, the aggregate account values reflecting directors’ deferrals and earnings on such deferrals were as follows:

Cash Account	$43,331
Market Value Account	$2,735,407
Shareholder’s Equity Account	$196,154

      During 2002, Messrs. Hoag, Seitz and Small recognized imputed income of $575, $1,613 and $142, respectively, in connection with life insurance policies purchased in prior years under our Estate Enhancement Program. The cost of the life insurance policies to us will not exceed the after-tax cost we expect to incur in connection with the payment of previously deferred amounts under the Deferred Compensation Plan for Directors.

      As members of The Chubb Corporation International Advisory Board in 2002, Messrs. O’Hare, Scholey, Seitz and Mangold received meeting fees of $5,000 each and Mr. Mangold received an annual stipend of $10,000. In March 2003, the board of directors discontinued the International Advisory Board.

Non-Employee Director Stock Options

      The Chubb Corporation Stock Option Plan for Non-Employee Directors was originally adopted by the board of directors and approved by shareholders in 1988. The most recent version of the plan was approved by shareholders in 2001.

      The plan is administered by our board of directors. Only eligible directors, as defined in the plan, may receive options under the plan. There are currently 15 eligible directors participating in the plan. Annually, eligible directors are each granted an option to purchase 4,000 shares of our common stock. If, within seven years of grant, a participant exercises his or her options using shares of previously owned common stock, the participant will, subject to certain specified conditions (including the requirement that the fair market value of each share be at least 125% of the exercise price of the original option), be granted new options to purchase shares of common stock in an amount equal to the number of shares delivered upon exercise. These replacement options are subject to the same terms and conditions as other options granted under the plan. The exercise price per share of common stock subject to a replacement option is equal to the fair market value per share of common stock on the day the option is granted.

      Options granted under the plan are non-statutory options. The options are exercisable in whole or in part at all times beginning on the date of grant until terminated and, with the approval of the board of directors, may be transferred to certain members of the optionee’s immediate family. All outstanding options held by an optionee are automatically canceled upon termination of the optionee’s service as an eligible director, except for terminations due to retirement and under certain other specified circumstances. In the case of certain mergers, consolidations or combinations of Chubb with or into other corporations, or the sale of all or substantially all of Chubb’s assets, or in the event of a change of control, as defined in the plan, the holder of each option will have, unless the board of directors determines otherwise, the right to receive on the date or effective date of such event a cash payment in exchange for their outstanding options.

      In recognition of his efforts as lead director and, in particular, activities related to our recent chief executive officer transition, on December 5, 2002, the board granted Mr. Cohen a special stock option to purchase 36,347 shares of common stock. In addition, for their respective work as Chairmen of the CEO Search Committee and of the Organization & Compensation Committee, in connection with the chief executive officer’s transition, on December 5, 2002, the board of directors granted to each of Messrs. Hoag and Small a special stock option to purchase 3,634 shares of common stock. These option grants were made outside of the Stock Option Plan for Non-Employee Directors. The terms of the options are the same as options granted under that plan, except the special stock options have a ten year term. In addition, the board reduced the aggregate number of shares available for future issuance under that plan by 43,615, the number of shares issuable upon exercise of the special stock option grants.

Director’s Charitable Award Program

      Effective January 1, 1992, we established the Director’s Charitable Award Program. Under the program, which is administered by the Organization & Compensation Committee, each non-employee director following his or her first election to the board of directors by shareholders may recommend that we direct one or more charitable contributions totaling $500,000 to eligible tax exempt organizations.

      Generally, eligible directors are paired, and contributions are made to the organizations selected by a director upon the death of the second paired director. At March 10, 2003, 13 directors were participating in the program. The program may be funded by us through, among other things, the purchase of life insurance policies on the lives of the directors.

EXECUTIVE COMPENSATION

Summary Compensation Table

      The following Summary Compensation Table sets forth information on compensation earned by or paid to John D. Finnegan (Chubb’s President and Chief Executive Officer commencing December 1, 2002), Dean R. O’Hare (Chubb’s Chairman and Chief Executive Officer until December 1, 2002) and each of Chubb’s four most highly compensated executive officers other than the Chief Executive Officer (with Messrs. Finnegan and O’Hare, the “named executive officers”) during each of the past three fiscal years.

	Annual Compensation				Long Term Compensation

					Awards		Payouts

						Securities
					Restricted	Underlying		All Other
				Other Annual	Stock	Options/	LTIP	Compen-
Name and Principal Position	Year	Salary(1)	Bonus(2)	Compensation(3)	Awards(4)(5)	SARs(6)	Payouts(7)	sation(8)

John D. Finnegan	2002	$100,000	$125,000	—	$3,599,973	620,647	$0	$0
President and CEO
Dean R. O’Hare	2002	$964,001	$1,153,000	$65,712	$221,040	257,070	$450,047	$162,263
Chairman and CEO	2001	1,012,501	0	—	0	273,758	459,468	182,375
	2000	1,004,751	800,000	—	0	449,862	0	189,486
Thomas F. Motamed	2002	$512,501	$446,000	—	$1,221,015	110,172	$267,228	$43,071
Vice Chairman	2001	421,876	0	—	0	113,414	272,763	84,542
	2000	389,584	400,000	—	0	180,853	0	84,025
John J. Degnan	2002	$452,501	$379,000	—	$720,998	99,156	$253,137	$37,275
Vice Chairman	2001	408,752	0	—	0	100,702	258,469	76,885
	2000	395,835	350,000	—	0	154,004	0	78,611
Michael O’Reilly	2002	$442,501	$379,000	—	$720,998	91,810	$239,046	$36,458
Vice Chairman	2001	398,893	0	—	0	94,836	229,734	75,895
	2000	386,035	350,000	—	0	136,990	0	74,048
Paul J. Krump	2002	$300,542	$335,000	—	$0	7,841	$98,455	$24,371
Executive Vice President	2001	266,667	0	—	199,350	8,672	77,511	39,767
	2000	222,709	136,000	—	199,982	10,879	0	36,373

(1)	Amount reported for Mr. Finnegan in 2002 represents a pro-rated portion of his annual salary for the one month of 2002 during which he served as President and CEO. Amount reported for Mr. O’Hare in 2002 represents a pro-rated portion of his annual salary for the 11 months of 2002 during which he served as Chairman and CEO, and the amounts reported for Mr. O’Hare for each of 2002, 2001 and 2000 include director fees of $14,000, $12,500 and $11,000, respectively.

(2)	Amounts reported for Messrs. O’Hare, Motamed, Degnan, O’Reilly and Krump in 2000 and for Mr. O’Hare in 2002 were paid under the Annual Incentive Compensation Plan (including certain amounts that were deferred at the election of certain of those executives). Amounts reported for Messrs. Finnegan, Motamed, Degnan, O’Reilly and Krump in 2002 were paid outside of the Annual Incentive Compensation Plan (including certain amounts that were deferred at the election of certain of those executives).

(3)	Amount reported for Mr. O’Hare in 2002 includes costs of $53,702 attributable to his personal use of the corporate jet and costs of other perquisites and personal benefits not exceeding 25% of the total amount of perquisites and personal benefits reported.

(4)	The value of the restricted stock awards included in this column are based on the per share price of our common stock on the date of grant. The total number and value (based on the per share price of our common stock at December 31, 2002 of $52.20) of outstanding nonvested restricted stock award balances as of December 31, 2002 were as follows:

	No. of	12/31/02
Named Executive Officer	Shares	Market Value

John D. Finnegan	61,617	$3,216,407
Dean R. O’Hare	3,000	156,600
Thomas F. Motamed	20,117	1,050,107
John J. Degnan	11,558	603,328
Michael O’Reilly	11,558	603,328
Paul J. Krump	7,169	374,222

The restrictions on Mr. Finnegan’s restricted stock balance will lapse as to 30,809 shares on December 1, 2003 and as to 30,808 shares on December 1, 2004. The restrictions on the restricted stock balances for each of Messrs. O’Hare, Motamed, Degnan and O’Reilly lapsed as to 1,000 shares on March 7, 2003 and will lapse as to 1,000 shares on each of March 7, 2004 and 2005, and as to the remaining shares, if any, on November 29, 2007. The restrictions on Mr. Krump’s restricted stock balance will lapse on the fifth anniversary of the applicable date of grant. Dividends are paid on restricted stock.

(5)	For the purposes of the Securities and Exchange Commission’s compensation reporting rules, outstanding performance share awards are treated as equivalent to restricted stock units. Performance share awards that we granted in any given year remain subject to performance-based conditions on vesting for a three-year period; accordingly, the value of such performance share awards is included in the column titled “LTIP Payouts” upon settlement of such performance shares (see Note 7), rather than in this column when granted. The performance share awards granted in 2000 related to the three-year period ended December 31, 2002, and the value of payments made in settlement of such awards are listed in the “LTIP Payouts” column for 2002. The performance share awards granted in 2001 and 2002 relate to the three-year periods ending December 31, 2003 and December 31, 2004, respectively, and the value of such awards will be included in the “LTIP Payouts” column if and when such awards vest and payment is made in respect thereof. The total number and value (based on the per share price of our common stock at December 31, 2002 of $52.20) of performance shares outstanding for the three-year periods ending December 31, 2003 and December 31, 2004 are as follows:

	No. of	12/31/02
Named Executive Officer	Shares	Market Value

John D. Finnegan	0	$0
Dean R. O’Hare	55,372	2,890,418
Thomas F. Motamed	22,148	1,156,126
John J. Degnan	19,732	1,030,010
Michael O’Reilly	18,688	975,514
Paul J. Krump	5,863	306,049

(6)	Amounts reported include options granted in such years (including restoration options) under the Long-Term Stock Incentive Plans. See Options/ SAR Grants table below for more information on the 2002 grants.

(7)	Amounts reported represent payments made in settlement of performance share awards for Messrs. O’Hare, Motamed, Degnan, O’Reilly and Krump for the three-year periods ended December 31, 2000, 2001 and 2002. The Organization & Compensation Committee administers the grant and settlement of performance share awards. For the three-year performance periods ended December 31, 2001 and 2002, the Committee eliminated the effect of after-tax costs related to the September 11, 2001 terrorist attack in calculating whether the performance target was met. For the three-year performance period ended December 31, 2001, the Committee also lowered the performance threshold necessary to provide such awards and proportionately lowered the values of payments made in settlement of such awards. For the three-year performance period ended December 31, 2002, the Committee excluded a pre-tax charge relating to an increase in asbestos reserves taken in 2002 in calculating whether the performance target was met. For additional information about the payments made in settlement of performance share awards for the three-year period ended December 31, 2002, see the “Organization & Compensation Committee Report” in this proxy statement.

(8)	Amounts reported include allocations for 2002, 2001 and 2000 under the qualified Capital Accumulation Plan and the Capital Accumulation Excess Benefit Plan of: $37,667, $72,000 and $71,750 for Mr. O’Hare; $20,500, $32,875 and $31,583 for Mr. Motamed; $17,467, $30,350 and $29,833 for Mr. Degnan; $17,100, $29,956 and $28,041 for Mr. O’Reilly; and $11,464, $16,107 and $13,344 for Mr. Krump. Amounts reported also include allocations for 2002, 2001 and 2000 under the ESOP qualified plan and the ESOP excess plan of: $43,166, $110,375 and $117,736 for Mr. O’Hare; $22,451, $50,423 and $51,377 for Mr. Motamed; $19,808, $46,535 and $48,778 for Mr. Degnan; $19,358, $45,939 and $46,007 for Mr. O’Reilly; and $12,907, $23,660 and $23,029 for Mr. Krump. Amounts reported for Mr. O’Hare in 2002 include $64,613 of vacation pay and $16,817 of consulting fees earned under his consulting arrangement with us. Amounts reported for Mr. Motamed in 2002, 2001 and 2000 include allocations of $120, $1,244 and $1,065, respectively, which represent amounts imputed as income in connection with our payment in 1999 of a premium on a life insurance policy on the lives of Mr. Motamed and his spouse in exchange for the relinquishing by Mr. Motamed of the right to receive under the Pension Program a lump sum amount equal to $300,000 plus interest in accordance with his participation in our Estate Enhancement Program.

Option/ SAR Grants in 2002

      The following table is a summary of all Chubb stock options and stock appreciation rights granted to the named executive officers during 2002. Individual grants are listed separately for each named executive officer. In addition, this table shows the potential gain that could be realized if the fair market value of our common stock were to appreciate at either a five or ten percent annual rate over the period of the option term.

	Individual Grants
						Potential Realizable Value at
	Number of		% of Total			Assumed Annual Rates of
	Securities		Options/SARs	Exercise		Stock Price Appreciation for
	Underlying		Granted to	or Base		Option Term(3)
	Options/SARs		Employees in	Price Per
Name	Granted(1)		Fiscal Year(2)	Share	Expiration Date	5%	10%

John D. Finnegan	384,538		8.8%	$58.43	December 2, 2012	$14,129,145	$35,806,026
	236,109	*	5.4%	73.03	December 2, 2007	362,534	4,973,104
Dean R. O’Hare(4)	128,535		2.9%	73.68	March 7, 2012	5,955,921	15,093,472
	128,535	*	2.9%	92.10	March 7, 2007	248,898	3,414,195
Thomas F. Motamed	55,086		1.3%	73.68	March 7, 2012	2,552,518	6,468,581
	55,086	*	1.3%	92.10	March 7, 2007	106,670	1,463,215
John J. Degnan	49,578		1.1%	73.68	March 7, 2012	2,297,294	5,821,793
	49,578	*	1.1%	92.10	March 7, 2007	96,004	1,316,910
Michael O’Reilly	45,905		1.1%	73.68	March 7, 2012	2,127,098	5,390,484
	45,905	*	1.1%	92.10	March 7, 2007	88,892	1,219,346
Paul J. Krump	7,841		0.2%	73.68	March 7, 2012	363,328	920,745

*	Premium-priced options

(1)	The number of shares for each person represents a stock option granted under the Long-Term Stock Incentive Plan without a related stock appreciation right. Mr. Finnegan’s stock options will vest and become exercisable as follows: (a) of the options that expire on December 2, 2012, options to purchase 250,920 shares will vest and become exercisable in three equal annual installments of 83,640 shares on

December 2, 2003, December 2, 2004 and December 1, 2005, respectively; and (b) all other options will vest and become exercisable in two equal annual installments with 50% vesting on December 2, 2003 and the remaining 50% vesting on December 2, 2004. For each of the other named executive officers, 50% of their options vested and became exercisable on March 7, 2003 and the remaining 50% will vest and become exercisable on March 7, 2004. The exercise price for each stock option expiring on March 7, 2012 and December 2, 2012 is equal to the fair market value of our common stock on the date of grant. The per share exercise price for each stock option expiring March 7, 2007 and December 2, 2007 is 25% higher than the fair market value per share of common stock on the date of grant. After they become exercisable, all options are transferable to certain members of the optionee’s immediate family. There is an option restoration feature with each option expiring March 7, 2012 and December 2, 2012, which provides that the optionee can receive a separate option grant when previously owned shares are exchanged in a stock-for-stock exercise on or before March 7, 2009 and December 2, 2009, respectively, if the market price on date of exercise is at least 25% higher than the exercise price. The restoration option will be a non-statutory option, the number of option shares will equal the number of exchanged shares used to exercise the original option, the exercise price will be the fair market value on the grant date of the restoration option, the term will be for the length of time remaining in the original option and the restoration option will be immediately exercisable. The restoration feature does not apply to options transferred by the optionee.

(2)	Based on total grants in 2002 of options to purchase 4,358,040 shares.

(3)	The assumed 5% and 10% annual rates of stock price appreciation used in the table are prescribed by the proxy rules and are not intended to forecast possible future appreciation in the price of our common stock.

(4)	Effective March 6, 2003, all of the options granted to Mr. O’Hare in 2002 were extinguished in accordance with the terms of his retirement agreement. For a description of Mr. O’Hare’s retirement agreement, see “Executive Compensation — Employment and Change in Control Agreements” in this proxy statement.

Aggregated Option/ SAR Exercises in 2002 and Option/ SAR Values on December 31, 2002

      The following table shows Chubb stock options and stock appreciation rights that were exercised during 2002 and the number of shares and the value of grants outstanding as of December 31, 2002 for each named executive officer.

			Number of
			Securities		Value of
			Underlying		Unexercised
			Unexercised		In-the-Money
			Options/SARs		Options/SARs
			at FY-End		at FY-End(1)
	Shares
	Acquired	Value	Exercisable/		Exercisable/
Name	on Exercise	Realized	Unexercisable		Unexercisable

John D. Finnegan	—	—	0/	620,647	$0/$0
Dean R. O’Hare	357,730	$10,261,463	921,213/	257,070(2)	235,208/ 0
Thomas F. Motamed	1,914	62,375	345,280/	166,880	395,368/ 0
John J. Degnan	13,056	483,607	371,984/	149,508	540,658/ 0
Michael O’Reilly	112,479	3,416,352	235,564/	139,228	99,839/ 0
Paul J. Krump	—	—	59,651/	16,037	123,743/ 0

(1)	Based on the per share price of our common stock at December 31, 2002 of $52.20.

(2)	Effective March 6, 2003, all unexercisable options for Mr. O’Hare were extinguished in accordance with the terms of his retirement agreement. For a description of Mr. O’Hare’s retirement agreement, see “Executive Compensation — Employment and Change in Control Agreements” in this proxy statement.

Long-Term Executive Incentive Plan Awards in 2002

		Performance or	Estimated Future Payouts
	Number of	Other Period	Under Non-Stock Price-Based
	Shares, Units	Until	Plans (Units)
	or other	Maturation or
Name	Rights(1)	Payout	Threshold	Target	Maximum

John D. Finnegan	—	—	—	—	—
Dean R. O’Hare	27,144	2002-2004	13,572	27,144	40,716
Thomas F. Motamed	10,857	2002-2004	5,429	10,857	16,286
John J. Degnan	9,500	2002-2004	4,750	9,500	14,250
Michael O’Reilly	9,161	2002-2004	4,581	9,161	13,742
Paul J. Krump	3,393	2002-2004	1,697	3,393	5,090

(1)	Amounts reported represent performance share awards granted under our Long-Term Stock Incentive Plan in 2002 with respect to the three-year performance cycle ending December 31, 2004. The number of shares earned is dependent on the achievement of a specified earnings per share target established by the Organization & Compensation Committee for the three-year period. Settlement of the awards may be in shares or cash or a combination of both at the discretion of the Organization & Compensation Committee.

Pension Program

      Our eligible employees and certain eligible employees of our subsidiaries participate in the Pension Plan of The Chubb Corporation, Chubb & Son Inc. and Participating Affiliates. As in effect during 2002, the Pension Plan provides to each eligible employee annual retirement income beginning at age 65 equal to the product of (x) the total number of years of participation in the Pension Plan and (y) the difference between (i) 1 3/4% of average compensation for the five years in the last ten years of participation prior to retirement during which the employee was most highly paid (“final average earnings”) and (ii) an amount related to the employee’s primary social security benefit.

      Effective January 1, 2001, a cash balance benefit was added to the Pension Plan. Participants who participated in the Pension Plan prior to January 1, 2001 (including Messrs. O’Hare, Motamed, Degnan, O’Reilly and Krump) will receive a benefit under the Pension Plan equal to the greater of the pension benefit described in the preceding paragraph or the amount calculated under the cash balance formula. Because the amount of the pension benefit described in the preceding paragraph will be greater than the amount calculated under the cash balance formula for Messrs. O’Hare, Motamed, Degnan, O’Reilly and Krump for the foreseeable future, it is likely that none of these individuals will receive a benefit under the Pension Plan based on the cash balance formula.

      The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the Internal Revenue Code, impose maximum limitations on the annual amount of a pension which may be paid under a funded defined benefit plan such as the Pension Plan. The Pension Plan complies with these limitations. The board of directors adopted, effective as of January 1, 1976, an unfunded benefit equalization plan of the type permitted by ERISA, which will provide annual payments to persons who are participants under the Pension Plan and their beneficiaries. Such payments will be equal to the difference between (a) the benefits which would be payable to such persons under the Pension Plan, without taking into consideration the limitations imposed by ERISA and the Internal Revenue Code, and (b) the maximum annual benefits to which those persons are entitled under the Pension Plan by reason of such limitations.

      The following table shows the estimated annual benefits payable upon retirement to persons in specified remuneration and years-of-service classifications under the Pension Plan and the unfunded benefit equalization plan (referred to collectively as the “Pension Program”).

Estimated Annual Retirement Benefits Payable at Age 65

Straight Life Annuity Basis

	Years of Credited Service

Final
Average
Earnings	5	10	20	30	35	40	45

$100,000	$8,750	$17,500	$35,000	$52,500	$61,250	$70,000	$78,750
200,000	17,500	35,000	70,000	105,000	122,500	140,000	157,500
400,000	35,000	70,000	140,000	210,000	245,000	280,000	315,000
600,000	52,500	105,000	210,000	315,000	367,500	420,000	472,500
800,000	70,000	140,000	280,000	420,000	490,000	560,000	630,000
1,000,000	87,500	175,000	350,000	525,000	612,500	700,000	787,500
1,300,000	113,750	227,500	455,000	682,500	796,250	910,000	1,023,750
1,600,000	140,000	280,000	560,000	840,000	980,000	1,120,000	1,260,000
1,800,000	157,500	315,000	630,000	945,000	1,102,500	1,260,000	1,417,500
2,000,000	175,000	350,000	700,000	1,050,000	1,225,000	1,400,000	1,575,000
2,200,000	192,500	385,000	770,000	1,155,000	1,347,500	1,540,000	1,732,500
2,400,000	210,000	420,000	840,000	1,260,000	1,470,000	1,680,000	1,890,000
2,600,000	227,500	455,000	910,000	1,365,000	1,592,500	1,820,000	2,047,500
2,800,000	245,000	490,000	980,000	1,470,000	1,715,000	1,960,000	2,205,000
3,000,000	262,500	525,000	1,050,000	1,575,000	1,837,500	2,100,000	2,362,500

      Remuneration covered by the Pension Program includes salary (including salary contributed to the Capital Accumulation Plan of The Chubb Corporation, Chubb & Son Inc. and Participating Affiliates), overtime and awards under The Chubb Corporation Annual Incentive Compensation Plans, the Investment Department Incentive Plan and the Profit Sharing Plan (1987) in the year paid rather than the year earned.

      The retirement benefits shown assume retirement as of December 31, 2002 at age 65 and computed on the basis of straight life annuity benefits. The benefits shown in the table are subject to an offset of an amount related to the primary social security benefits in an amount approved by the Internal Revenue Service in effect at the time of retirement.

      Messrs. Degnan, Motamed, O’Reilly and Krump have, for the purposes of the Pension Program, 11, 24.5, 32 and 19.5 years of credited service, respectively, and their 2002 remuneration for purposes of the Pension Program was $452,501, $512,501, $442,501 and $300,542, respectively. In 1999, Mr. Motamed relinquished the right to receive under the Pension Program a lump sum amount equal to $300,000 plus interest in accordance with his participation in our Estate Enhancement Program.

      When Mr. O’Hare retired in 2002, he had 38.5 years of credited service under the Pension Program, and his 2002 remuneration for purposes of the Pension Program was $950,001. Under his retirement agreement, Mr. O’Hare’s pension was calculated by adding five years to (1) his years of credited service (thereby increasing it to 43.5), and (2) his age for purposes of determining the early retirement reduction under the Pension Program. This pension enhancement was approved by the board of directors in recognition of Mr. O’Hare’s many years of valued service to us. In connection with receiving the pension enhancement, Mr. O’Hare forfeited his rights to options to purchase 257,070 shares of our common stock in accordance with the terms of his retirement agreement. For a description of Mr. O’Hare’s retirement agreement, see “Executive Compensation — Employment and Change in Control Agreements” in this proxy statement.

      Mr. Finnegan commenced his employment with us in 2002 and, therefore, does not yet have any accrued years of service for purposes of the Pension Program. Mr. Finnegan’s estimated pension payable at age 65, reflecting his annual base salary of $1,200,000 and target awards under The Chubb Corporation Annual Incentive Compensation Plans, is $1,620,000 per year. Mr. Finnegan is also entitled to receive supplemental pension benefits under his employment agreement.

Employment and Change in Control Agreements

Mr. Finnegan

      Mr. Finnegan entered into an employment agreement with us, effective December 1, 2002. The agreement has an initial term of three years. The agreement provides Mr. Finnegan with an annual base salary of $1,200,000, subject to annual increases as we determine. He is also eligible to receive annual cash bonuses of between 125% and 250% of his annual base salary based upon performance targets established by our Organization & Compensation Committee. He will receive an annual supplemental pension benefit equal to 6% of his final average compensation for each year of employment up to a maximum of 60% of his final average compensation, subject to certain offsets. He is also eligible to participate in all retirement plans and health and welfare, perquisite, fringe benefit and other arrangements generally available to other senior executives.

      Mr. Finnegan received payments in the form of cash, stock options and restricted stock grants, as described in the Organization & Compensation Committee Report in this proxy statement, to compensate him for the loss of cash and stock incentive payouts forfeited as a result of leaving his previous employer.

      Mr. Finnegan received stock option grants as part of the target compensation established for our chief executive officer as described in the Organization & Compensation Committee Report in this proxy statement. He will also be eligible to receive in 2003 at the same time as other senior executives receive grants for the 2003-2005 performance cycle, a performance share award with respect to shares of our common stock having a target value of $1,800,000 at the date of grant.

      If Mr. Finnegan’s employment is terminated by us, except for cause, death or disability, or if he resigns for a good reason (as defined in his agreement), or if we do not renew his employment agreement beyond its initial three year term, he would be eligible to receive: (1) a cash payment equal to the sum of his annual base salary and any accrued vacation pay through the date of termination, outstanding reimbursable business expenses and the annual cash bonus for the previous year (if not previously paid); (2) a pro-rated annual cash bonus for the year of his termination; and (3) an additional payment equal to up to 2.5 times (that multiple being subject to reduction under certain circumstances) the sum of his annual base salary and the average of his annual cash bonuses paid in the preceding three years. In addition, any stock options, restricted stock, performance shares and any other stock-based long term incentive compensation awards held by Mr. Finnegan would vest and his stock options would continue to be exercisable until the earlier of the fifth anniversary of the date of termination of employment or the expiration of the option term.

      If Mr. Finnegan’s employment is terminated for cause or if he resigns other than for good reason or provides us with a notice that he does not wish to renew his employment agreement, we will have no other obligations to him except to provide a cash payment equal to his annual base salary and any accrued vacation pay through the date of termination, any benefits or amounts which he is eligible to receive under our retirement and benefit plans up to the date of termination and, if termination occurs after December 1, 2005, retiree health benefits. If Mr. Finnegan’s employment terminates because of his death or disability, we will have no other obligations except to provide his beneficiaries with the same compensation as if his employment was terminated for cause, plus a cash payment consisting of the prior year’s annual cash bonus (if not previously paid) and a pro-rata annual cash bonus for the year in which his employment was terminated.

      Additionally, the employment agreement provides Mr. Finnegan with indemnification under our restated certificate of incorporation and by-laws and coverage under directors and officers insurance policies, and also addresses other matters such as confidentiality, non-competition and non-solicitation.

      The employment agreement provides that Mr. Finnegan will receive the change in control benefits provided to our senior executives generally and an additional payment to compensate him for any excise tax assessed against his change in control payments. However, Mr. Finnegan will not receive severance pay or benefits under his employment agreement if those payments and benefits are paid under the change in control agreement he has with us. The change in control agreement is described below.

      Mr. Finnegan’s change in control agreement provides generally that his terms and conditions of employment (including position, location, and benefits) would not be adversely changed during the three-year period after a change in control. If a change in control occurs and we terminate Mr. Finnegan’s employment (other than for cause, death or disability) or if Mr. Finnegan resigns for good reason during the three-year period following a change in control (or upon his termination as a result of certain events in connection with or in anticipation of a change in control), Mr. Finnegan would be generally entitled to receive: (1) a cash payment equal to the sum of his annual base salary and any accrued vacation pay through the date of termination, outstanding reimbursable business expenses and the annual cash bonus for the previous year (if not previously paid); (2) a pro rata bonus through the date of termination for the year in which the termination of employment occurs; (3) three times his annual base salary and “highest annual bonus” (as defined in the agreement); and (4) continued benefits under our welfare benefit plans and programs for three years and the value of benefits he would have accrued under our qualified and supplemental pension plans if he had continued to be employed for an additional three years. In addition, any stock options, restricted stock, performance shares and any other stock-based long term incentive compensation awards held by Mr. Finnegan would vest and his stock options would continue to be exercisable until the earlier of the fifth anniversary of the date of termination of his employment or the expiration of the option term.

      In general, a change in control is one or more of the following events: (1) certain changes are made to the composition of the board; (2) any person acquires 20% or more of our outstanding common stock; (3) a merger, sale of all or substantially all of our assets or similar transaction; or (4) if we are completely liquidated or dissolved.

      The change in control agreement provides for confidentiality, non-competition and non-solicitation on the part of Mr. Finnegan.

Mr. O’Hare

      In connection with his retirement effective December 1, 2002, we entered into a retirement agreement with Mr. O’Hare. Under the agreement, Mr. O’Hare is eligible to receive: (1) an annual cash bonus for 2002 equal to the average percentage of target bonuses paid to those executive officers named in the Summary Compensation Table in this proxy statement who reported to Mr. O’Hare in 2002, but pro-rated to reflect Mr. O’Hare’s actual period of employment during 2002; (2) a supplementary pension payment equal to the lump sum actuarial equivalent of adding five additional years of service and age to the pension program’s benefit formula; (3) his vested benefits and amounts under retirement and benefit plans in which he participated in accordance with the plans’ terms; (4) annual financial counseling benefits not to exceed $10,500 during the three years following retirement; and (5) continued directors and officers insurance coverage and indemnification for events that occurred while he served as a one of our directors or officers. In addition, Mr. O’Hare can participate in any retiree medical and group life insurance plans maintained generally for employees and in which he is eligible to participate.

      The agreement also provides that his stock options (subject to certain offsets), restricted shares and performance share awards continue to vest, remain exercisable and/or settle, as applicable according to the terms of each respective agreement as if he remained employed by us. Effective March 6, 2003, in accordance with the terms of the agreement, all of Mr. O’Hare’s stock options which were not vested on

December 1, 2002 were extinguished because the value of his supplementary pension benefit (as determined by an independent consulting firm) exceeded the value of his unvested stock options (as determined using the Black-Scholes formula).

      The agreement also includes a consulting arrangement with Mr. O’Hare, which extends for five years following his retirement at an annual fee of $201,800, together with the provision of administrative support and expense reimbursement. The agreement also contains provisions relating to confidentiality, non-solicitation of employees and customers, non-competition and non-disparagement.

Messrs. Motamed, Degnan and O’Reilly

      We have severance agreements with Messrs. Motamed, Degnan and O’Reilly. These agreements become operative only upon a “change in control” that occurs when the officer is in our employ. In general, a change in control is one or more of the following events: (1) certain changes are made to the composition of the board; or (2) any person acquires more than 25% of our outstanding common stock. These agreements have an initial term of two years and are automatically extended for successive two-year periods unless we give one year’s prior notice that we are terminating the agreement at the end of the then current two-year period.

      If a change in control occurs and the executive officer’s employment with us terminates within two years thereafter (other than by reason of death, disability, retirement at normal retirement age, discharge for cause, or voluntary termination by the executive officer except for good reason), the executive officer becomes entitled to the severance benefits described below.

      For Messrs. Motamed, Degnan and O’Reilly, the severance benefits would equal twice the sum of (1) one year’s salary at the annual rate in effect at the time of the change in control and (2) the average of their annual awards under the corporation’s cash incentive compensation plans for the three years preceding such change in control. Also, we must maintain in force the insurance and disability benefits available immediately prior to the change in control, or their equivalents, until the earlier of two years after termination or the commencement of new, full-time employment. Messrs. Motamed, Degnan and O’Reilly are not required to mitigate the amount of any payments by seeking other employment, and we must pay all legal fees and expenses incurred by such executive officer as a result of such termination, including any expenses incurred in seeking to enforce the severance agreement.

ORGANIZATION & COMPENSATION COMMITTEE REPORT

      The Organization & Compensation Committee establishes and administers our executive compensation program. The Committee furnished the following report for the year 2002.

Executive Compensation Policies

      Our executive compensation program is designed to align shareholder interests with our business strategy, values and management initiatives based on the following principles:

•	a substantial portion of executive compensation should depend on our overall financial performance;

•	executives should be encouraged to own our stock;

•	we should attract and retain superior executives by providing them with the opportunity to earn total compensation packages that are among the most competitive in the industry;

•	we should reward individual results by recognizing performance through salary, annual cash incentives and long-term incentives; and

•	we should manage compensation based on the level of skill, knowledge, effort and responsibility needed to perform the job successfully.

Executive Compensation Program Review

      In 2002, the Committee engaged a nationally recognized executive compensation consultant to provide a comprehensive update of our executive officer compensation strategy and our competitive position. Based on this review, the Committee concluded that our compensation program is appropriate and the Committee endorsed the following:

•	for measuring financial results, the Committee would compare our results to a peer group consisting of six property and casualty insurance organizations; and

•	for measuring the competitive position of compensation available to executive officers named in the Summary Compensation Table, the Committee would use a second peer group of eleven companies both in the insurance and financial services industries.

      The Committee generally uses industry surveys which include, among others, companies in the property and casualty peer group noted above, to determine compensation of executive officers other than those named in the Summary Compensation Table.

Deductibility of Compensation in Excess of $1 Million

      The Committee’s general policy is that executive compensation should qualify to be tax deductible to us for federal income tax purposes. Under Section 162(m) of the Internal Revenue Code, compensation paid to senior executives in excess of $1 million per year is not deductible by the employer unless the compensation is “performance based” as described in the regulations under Section 162(m). Compensation is generally “performance based” if it is determined using pre-established objective formulas and criteria approved by shareholders. The Committee believes, however, that mathematical formulas cannot always anticipate and fairly address every situation that might arise. The Committee therefore retains the authority to adjust compensation in the case of extraordinary, unusual or non-recurring events, even if this results in the payment of non-deductible compensation.

Components of Executive Compensation

      The primary components of the executive compensation program are:

•	base salary;

•	annual cash incentive awards;

•	long-term incentive awards; and

•	benefits.

      Other than base salary and benefits, all of these components of our executive compensation program vary with both corporate and individual performance.

Base Salary

      Amounts paid as base salary, including merit salary increases, are determined by:

•	the executive officer’s individual performance;

•	salary level within the established pay range for the executive officer’s position; and

•	salaries offered in the industry for comparable positions.

      The Committee monitors the factors described above and periodically approves changes in base salary for executive officers.

Annual Cash Incentive Awards

      Cash incentive awards are ordinarily made under the Annual Cash Incentive Plan (2001). The Committee sets and approves formulas to determine amounts available for annual cash incentive awards to executive officers. Each year, the Committee sets pre-established targets for the year based on selected measures and goals related to financial performance. The Committee also establishes target awards for the year by payband and establishes a target award pool which is the sum of the target awards for all participants. In order to slow the growth of base salaries, the Committee has placed a greater emphasis on the use of annual incentive awards linked to individual performance and our overall results.

Cash Incentive Awards for 2002

      For 2002, cash incentive awards for most executives were made under the Annual Incentive Compensation Plan (2001). The financial measures for the awards in 2002 were based on the combined ratio, operating income and operating income return on equity for the year.

      The Committee determined the total annual incentive pool available for payments by weighting the measures, and then comparing our results with our combined ratio and operating income goals and comparing our combined ratio and operating income return on equity to our six company industry peer group. The Committee then developed a final cash award pool by applying a percentage to the target dollar award pool for each payband. This pool can range from 0% to 200% of the target dollar award for all participants covered by the plan.

      Amounts actually paid to executive officers were based on his or her individual performance. The Committee approved awards for executive officers other than the Chief Executive Officer based on the recommendations made by management after the end of the year.

      In determining annual cash incentive awards for 2002, the Committee decided to substantially exclude from the calculation of our financial measures the effect of the $700 million pre-tax charges relating to the increase in asbestos reserves taken in the third and fourth quarters of 2002. The Committee believed that our current employees should be rewarded for the substantial premium growth and improvement in the book of business written in 2002. It is the Committee’s position that incentive compensation should not be materially affected by the need to substantially increase asbestos reserves as a result of unforeseen and adverse recent developments in asbestos cases which has caused us and the rest of the industry to re-assess estimates of ultimate asbestos liabilities.

      Consequently, cash incentive awards were made in 2002 based on a calculation of an 81% target award pool. To the extent that the Annual Incentive Compensation Plan did not permit this type of adjustment for certain senior executives, the Committee approved the separate payment of incentive cash awards to participants generally consistent with the adjustment.

      Certain executive officers participated in other cash incentive plans, including the Investment Department Incentive Plan and the Profit Sharing Plan.

      The Investment Department Incentive Plan provides both annual and long-term cash awards to employees who work in the investment area intended to be competitive with those provided by other property and casualty insurance companies and financial institutions. Awards are generally based on results of our investment professionals measured against market indices by asset class used by investment analysts to gauge performance. The Committee approved cash awards in 2002 under this plan.

      The Profit Sharing Plan provides employees with cash awards on a scale of 0% to 4% of compensation based on the consolidated return on premiums earned by our property and casualty subsidiaries. No payments were made for 2002 under this plan.

Long-Term Incentive Awards

      Long-term incentive awards are made under the Long-Term Stock Incentive Plan, which the Committee administers. The Long-Term Stock Incentive Plan provides stock-based awards to eligible employees, including most levels of management and executive officers. Awards granted to executive officers can include:

•	stock options;

•	premium-priced stock options;

•	performance share awards; and

•	restricted stock.

      These awards are based on guidelines that provide for larger awards commensurate with payband levels reflecting competitive long-term incentive practices within a broad peer group of eleven companies in the insurance and financial services industries with which we compare ourselves. This comparison group is used for this purpose, rather than our peer group of six companies, because we compete for senior executive talent within the broader financial services industry. For awards to participants other than executive officers named in the Summary Compensation Table, the Committee generally uses industry surveys which include members of our six company property and casualty insurance peer group.

Performance Share Awards

      Performance share awards are generally granted annually and are based on earnings per share targets or other corporate financial goals selected by the Committee for three-year performance periods. As with options, the number of performance shares granted is based on payband level, an assessment of the executive’s most recent level of performance and anticipated future contributions to our success. Payment values are dependent on our stock price after the end of the performance period, thus linking executives’ interests directly with shareholders, as well as the achievement of selected corporate financial goals. The number of performance shares actually earned and paid out for each three-year performance period can vary from 0% to 150% of the original target award based on the attainment of these corporate goals. In 2002, the Committee established a performance goal for the three-year performance period ending in 2004 based on a cumulative operating earnings per share target for such period.

      As mentioned above, we reported pre-tax charges to earnings from an increase in asbestos reserves in the third and fourth quarters of 2002. If the Committee had included those costs in the determination of whether the performance goal was met, no payments could have been made to executive officers and others who participate in performance share awards for the three-year performance period beginning in 2000 and ending in 2002. As with the annual cash incentive awards calculation, the Committee believed that current performance share participants contributed to producing an acceptable earnings per share in 2002, excluding the charges for increasing the asbestos reserves. Therefore, the Committee decided to exclude the pre-tax earnings charge in determining awards for the 2000 to 2002 performance cycle. Further, as for 2001, the Committee also excluded after-tax costs of $420 million related to the September 11, 2001 terrorist attack in calculating cumulative operating earnings per share for the performance period.

Stock Options

      In 2002, the Committee granted premium-priced options, having a five-year term, to Messrs. Finnegan, O’Hare, Motamed, Degnan and O’Reilly. The premium-priced options provide for an exercise price 25% over the fair market value of a share of our common stock on the date of grant with one-half of each option grant exercisable one year after the date of grant and the second half exercisable two years after the date of grant. The Committee also granted traditional stock options having a ten-year term and an exercise price equal to the fair market value of a share of our common stock on the date of grant to all of the executive officers named in the Summary Compensation Table. Our performance ultimately determines compensation from stock options, since gains from stock option exercises are entirely dependent on appreciation in our stock price.

Restricted Stock

      The Committee generally grants restricted stock awards to a limited number of executive officers in positions requiring specialized skills and knowledge that do not entail the broad management responsibilities more appropriately tied to performance share grants. The Committee also grants the awards, if determined to be appropriate under the circumstances, to attract and retain other selected employees, including executive officers. In 2002, the Committee granted shares of restricted stock to selected executive officers including officers named in the Summary Compensation Table. The restricted stock awards vest over specified time periods provided the executive remains employed by us for those time periods, except in the case of death, disability, attainment of normal retirement or otherwise as the Committee may determine.

Benefits

      Executive officers also participate in those benefit arrangements which are available to most of our employees including health and welfare benefit plans, pension plans and an employee stock ownership plan.

CEO Compensation

Mr. O’Hare

      Mr. O’Hare, until his retirement effective December 1, 2002, was a participant in all of the foregoing features of the executive compensation program. The value of his compensation, as determined by the Committee, was a direct reflection of both his individual performance and our overall performance. Approximately 90% of Mr. O’Hare’s compensation opportunity was in the form of variable pay.

      The Committee agreed at its meeting on March 7, 2002 to increase Mr. O’Hare’s base salary by $50,000, which represented a 5% increase, to a new salary of $1,050,000 effective April 1, 2002. His previous increase was effective on March 16, 2000. The Committee’s decision in 2002 to increase Mr. O’Hare’s base salary was in recognition of his continuing and outstanding corporate and industry leadership, including his management of our response to the effects of the September 11th terrorist attack.

      Mr. O’Hare received an annual cash incentive award of $1,153,000 for 2002. That amount reflected a proration of his award through his date of retirement.

      In March 2002, the Committee granted Mr. O’Hare 27,144 performance shares for the three-year performance period ending December 31, 2004 and stock options to purchase 257,070 shares of common stock in order to achieve a total targeted level of long-term incentive opportunity that was competitive within our peer group of eleven companies in the insurance and financial services industries. One-half of the stock options were premium-priced options having a five-year term with an exercise price 25% over the fair market value of a share of our common stock on the grant date ($92.10), and the other half were traditional options having a ten-year term and an exercise price equal to the fair market value of a share of our common stock on the grant date ($73.68).

      We have a retirement agreement with Mr. O’Hare, effective December 1, 2002, the date of his retirement from all positions he held with us. The terms of the retirement agreement are summarized in this proxy statement under “Executive Compensation — Employment and Change in Control Agreements.” We entered into the retirement agreement with Mr. O’Hare in recognition of his long and valued service to us and in consideration of Mr. O’Hare agreeing to perform his covenants in the retirement agreement. In considering the retirement agreement, we reviewed with an independent consultant retirement arrangements made by other companies with their retiring chief executive officers. Based on our review with the independent consultant, we concluded that the terms of the retirement agreement were not inconsistent with similar arrangements made by other companies with their retiring chief executive officers.

      The retirement agreement provides that Mr. O’Hare’s stock options will remain exercisable in accordance with their terms following his retirement. However, stock options held by Mr. O’Hare that were not vested on his retirement date will vest only to the extent that the Black-Scholes value of the options exceed the lump sum actuarial value of the supplementary pension payment payable to Mr. O’Hare under the agreement. Effective March 6, 2003, in accordance with the terms of the agreement, all of Mr. O’Hare’s stock options which were not vested on December 1, 2002 (options to purchase 257,070 shares) were extinguished because the value of the supplementary pension benefit (as determined by an independent consulting firm) exceeded the value of the options (as determined by using the Black-Scholes formula). The performance shares will be settled in cash or shares of common stock, as determined by the Committee, at the time performance shares are generally settled in accordance with their terms, as if Mr. O’Hare had remained employed by us.

      With respect to performance shares granted in March 2000 for the three-year performance period which ended December 31, 2002, the cumulative operating earnings per share calculated for this performance period (adjusted to exclude the effect of the increase in asbestos reserves and the September 11, 2001 terrorist attack as discussed above) were below the target established by the Committee in 2000. Consequently, Mr. O’Hare earned 58.6% of the target performance share award originally granted to him for this period having a value of $450,047.

      In March 2002, Mr. O’Hare was granted 3,000 shares of restricted stock. The shares vest one-third each year commencing one year after the date of grant. The retirement agreement provides that the restricted shares will continue to vest in accordance with their terms, as if Mr. O’Hare had remained employed by us.

      Mr. O’Hare has also agreed to perform consulting services for us for a period of five years following his retirement for an annual consulting fee of $201,800 and administrative support and expense reimbursement.

Mr. Finnegan

      Mr. Finnegan was employed as our President and Chief Executive Officer effective December 1, 2002. We entered into an employment agreement with Mr. Finnegan effective as of that date. The terms of the employment agreement are summarized in this proxy statement under the caption “Executive Compensation — Employment and Change in Control Agreements.”

      Under the terms of the employment agreement, Mr. Finnegan will receive an annual base salary of not less than $1,200,000, subject to increase at our determination. Mr. Finnegan is also eligible for annual cash bonuses based upon performance targets established by the Committee. For 2002, Mr. Finnegan received a salary of $100,000 representing one-twelfth of his annual salary and a cash bonus of $125,000, representing one-twelfth of his target bonus. In order to induce Mr. Finnegan to leave his previous employer, the Committee endeavored to make whole Mr. Finnegan for the value of cash and stock incentives he forfeited at his former employer to become our President and Chief Executive Officer.

      In recognition of specified incentive compensation that Mr. Finnegan forfeited upon leaving his prior employer, we agreed to pay to him a cash payment, not to exceed $3,000,000, equal to the value of those forfeited incentives as and when substantiated. In February 2003, we determined that value to be $2,160,789 and paid Mr. Finnegan that amount.

      As compensation for Mr. Finnegan having forfeited options to purchase his previous employer’s stock, the Committee agreed to grant Mr. Finnegan stock options under our Long-Term Stock Incentive Plan having a Black-Scholes value equal to the Black-Scholes value of his forfeited options. Accordingly, on December 2, 2002, the Committee granted Mr. Finnegan options to purchase 250,920 shares of our common stock at an exercise price of $58.43, the average of the high and low sales prices of our common stock on the date of grant. The options have a ten year term and vest in three equal installments each year, on December 2, 2003, December 2, 2004 and December 1, 2005, provided Mr. Finnegan remains employed by us through each vesting date.

      The Committee also granted to Mr. Finnegan on December 2, 2002, 61,617 shares of restricted stock having a fair market value as the date of grant of $3,600,000 as compensation for his having forfeited performance awards from his previous employer. The restrictions will lapse as to 30,809 shares on December 1, 2003 and as to 30,808 shares on December 1, 2004, provided that Mr. Finnegan remains employed by us.

      As part of the target compensation established for our chief executive officer, on December 2, 2002, the Committee granted to Mr. Finnegan a five year option to purchase 236,109 shares of our common stock at an exercise price of $73.03, 125% of the fair market value on the date of grant, and a ten year option to purchase 133,618 shares of common stock at an exercise price of $58.43, the fair market value on the date of grant. One-half of each of the options vest on the first anniversary of the date of grant and the second half vest on the second anniversary of the date of grant.

      In determining Mr. Finnegan’s compensation under his employment agreement, the Committee considered the compensation paid to the chief executive officers of our eleven company peer group in the insurance and financial services industries, the target compensation that the committee has established for the chief executive officer and compensation and benefits which the committee believed should be paid or provided to him as a result of compensation and benefits that he forfeited from his prior employment in order to join Chubb.

      The foregoing report has been furnished by the following members of the board of directors of Chubb who comprised the Organization & Compensation Committee:

Lawrence M. Small (Chairman)	Warren B. Rudman
James M. Cornelius	James M. Zimmerman
David H. Hoag

STOCK PERFORMANCE GRAPH

      The following performance graph compares the performance of our common stock during the five-year period from December 31, 1997 through December 31, 2002 with the performance of the Standard & Poor’s 500 Stock Index and the Standard & Poor’s Property and Casualty Insurance Index. The graph plots the changes in value of an initial $100 investment over the indicated time periods, assuming all dividends are reinvested.

COMPARISON OF CUMULATIVE TOTAL RETURN

December 31, 1997 to December 31, 2002
Chubb vs. Published Indices

	Dec-97	Dec-98	Dec-99	Dec-00	Dec-01	Dec-02

Chubb Corp.	$100	$87.08	$77.38	$121.25	$98.68	$76.31
S&P 500®	$100	$128.58	$155.63	$141.45	$124.64	$97.09
S&P® Insurance (Property-Casualty) Index	$100	$93.37	$69.56	$108.41	$99.72	$88.73

      Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that may incorporate future filings, including this proxy statement, in whole or in part, the foregoing Stock Performance Graph, the Organization & Compensation Committee Report and the Audit Committee Report shall not be incorporated by reference into any such filings.

AUDIT COMMITTEE REPORT

      In accordance with the written Charter that was adopted by the board of directors in 2000 and was effective to March 2003, during 2002, the Audit Committee assisted the board in monitoring (1) the integrity of Chubb’s financial statements, (2) Chubb’s compliance with legal and regulatory requirements, (3) the independence and performance of Chubb’s independent auditors, and (4) the performance of Chubb’s internal auditors. Chubb’s management has the responsibility for the preparation of the financial statements, and the independent auditors have the responsibility for the examination of those statements. In 2002, the Committee met five times.

      The Committee reviewed and discussed the audited financial statements as of and for the year ended December 31, 2002 with management and the independent auditors. The independent auditors are also responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles. The Committee discussed with the independent auditors their judgments as to the quality, and not just the acceptability, of Chubb’s accounting principles and other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, including any matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Committee received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with the independent auditors the auditors’ independence from management and Chubb, including the matters required by the Independence Standards Board and considered the compatibility of non-audit services with the auditors’ independence.

      The Committee also discussed with management, the internal auditors and the independent auditors the quality and adequacy of Chubb’s internal controls and the organization, responsibilities, budget and staffing of Chubb’s internal audit function. The Committee reviewed with both independent auditors and the internal auditors, their audit plans, audit scope and identification of audit risks. The Committee reviewed the annual report of Chubb’s loss reserves and met with management and Chubb’s outside reserve advisors to discuss the adequacy of the loss reserves and adjustment to the reserves. The Committee met with management to review Chubb’s major business risk exposures and Chubb’s procedures for monitoring and managing business risk and its policies and procedures regarding compliance with applicable laws and regulations and our code of business conduct.

      In addition to the four regularly scheduled meetings in 2002, we held a meeting in October 2002 to review our earnings release and Quarterly Report on Form 10-Q for the quarter ended September 30, 2002. At that meeting, the Committee also reviewed the analysis of our asbestos related liabilities prepared by our actuaries and outside actuarial consultants and further reviewed the increase in net loss reserves taken in that quarter for asbestos related exposures. The Committee also, from and after August 2002, has approved all non-audit services performed for Chubb by our independent auditors.

      At two of its meetings during 2002, the Committee met with members of senior management and the independent auditors to review the certifications provided by our chief executive officer and chief financial officer under the Sarbanes-Oxley Act of 2002, the rules and regulations of the Securities and Exchange Commission and the overall certification process. At these meetings, company officers reviewed each of the Sarbanes-Oxley certification requirements concerning internal controls and procedures.

      Based on the foregoing reviews and discussions with management and the independent auditors, internal auditors and outside reserve advisors, as well as other reviews and discussions by the Committee, the Committee recommended to the board that the audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2002 for filing with the Securities and Exchange Commission. The Committee also reappointed Ernst & Young LLP as the independent auditors, and the board concurred with their reappointment.

      This report was furnished by the following members of the board of directors who, along with Ms. Baird who served on the Committee until July 1, 2002, comprise the Audit Committee:

Joel J. Cohen (Chairman)	James M. Cornelius
Sheila P. Burke	Karen Hastie Williams
James I. Cash, Jr.	Alfred W. Zollar

INDEPENDENT AUDITORS

      The Audit Committee, acting pursuant to the authority granted to it in its charter, has retained Ernst & Young LLP as Chubb’s independent auditors for 2003. Ernst & Young has acted as our independent auditors for many years. The following summarizes the fees billed to us by Ernst & Young for professional services rendered in 2002 and 2001:

	2002	2001

Audit Fees(1)	$2,850,000	$2,400,000
Audit-Related Fees(2)	$250,000	$500,000
Tax Fees(3)	$1,225,000	$1,300,000
All Other Fees(4)	$525,000	$700,000

(1)	Audit Fees consist primarily of fees for the audit of our annual financial statements, review of our financial statements included in our quarterly reports on Form 10-Q, statutory audits for our insurance subsidiaries and review of Securities and Exchange Commission registration statements.

(2)	Audit-Related Fees consist primarily of fees for employee benefit plan audits and certain non-insurance related statutory audits. In 2001, Audit-Related Fees also included fees for accounting consultations and risk management assessments.

(3)	Tax Fees consist primarily of fees for tax compliance, tax advice and tax planning.

(4)	All Other Fees consist of fees for other services not described in notes (1), (2), and (3) above, including fees of $267,300 in 2002 and $639,700 in 2001 for forensic accounting review work related to a lawsuit brought by one of our insurance subsidiaries. This lawsuit was settled in February 2003.

      The Audit Committee has considered whether the provision of these services is compatible with maintaining Ernst & Young’s independence.

      From and after August 2002, the Audit Committee has approved all non-audit services performed for us by Ernst & Young.

      Representatives of Ernst & Young are expected to be present at the annual meeting and to have the opportunity to make a statement should they desire to do so and to be available to respond to appropriate questions.

PROPOSAL 2

APPROVAL OF THE CHUBB CORPORATION

2003 PRODUCER STOCK INCENTIVE PLAN

Introduction

      Our board of directors adopted The Chubb Corporation 2003 Producer Stock Incentive Plan on March 7, 2003, subject to shareholder approval. The plan is intended to motivate our insurance subsidiaries’ independent insurance agencies and brokerages by providing them with incentives to achieve performance goals and by offering them the opportunity to purchase shares of our common stock. The plan allows agencies and brokerages that meet incentive compensation goals and are selected by us to purchase shares of our common stock using commissions earned under our cash incentive award arrangements. If approved by shareholders, the plan will replace a similar program, The Chubb Corporation Producer Stock Incentive Program (1998), adopted by the board in 1998. Under the 1998 program, 870,190 shares of common stock have been issued to eligible agencies and brokerages and a total of 129,810 shares of common stock remain available for issuance. If the 2003 plan is approved by shareholders, we will discontinue the 1998 program and not issue any of the remaining shares thereunder.

      The board of directors has authorized a maximum of 1,000,000 shares of our common stock for issuance under the 2003 plan.

Summary of the Plan

      The following summary of the 2003 plan is qualified in its entirety by reference to the plan, a copy of which is attached to this proxy statement as Annex B.

Establishment of Terms and Conditions

      The plan will be implemented and interpreted by a committee appointed by our Chief Executive Officer. The committee will have the sole authority to interpret the terms and provisions of the plan. The committee will have the sole discretion to select those agencies and brokerages that have earned cash commissions for participation in the plan. The committee will establish the terms and conditions of each offer and purchase of shares of our common stock under the plan, including the purchase price, purchase dates and restrictions or limitations on the transferability of the shares, if any. The committee will have broad discretion to establish terms and conditions of any restrictions or limitations on transfer.

Eligibility

      Each independent agency and brokerage that has an incentive cash commission arrangement directly with one of our insurance subsidiaries will be eligible to purchase shares on a purchase date if it has: (1) earned incentive cash compensation for the calendar year preceding that purchase date in an amount equal to or greater than the minimum level of earned incentive cash compensation established by the committee for that calendar year and (2) has also been selected for participation on that purchase date by the committee.

      Eligible agencies and brokerages will be under no obligation to participate in the plan. If an eligible agency chooses not to participate, it will receive its incentive cash compensation in cash. The plan is for the benefit of participating independent insurance agencies and brokerages only, and no individual employees or principals of the participating agencies or brokerages may participate in the plan. As of March 1, 2003, approximately 2,500 agencies and brokerages had incentive cash commission arrangements with us. Since an agency or brokerage first must meet the eligibility requirements to participate in the plan for any given year and, once met, participation is on a voluntary basis, the number of shares to be issued under the plan in any year is not determinable.

Terms of Purchase

      The committee will establish purchase dates under the plan. We anticipate that a purchase date will occur once a year under the plan, but the committee is not limited in establishing purchase dates. The committee will establish the purchase price for a share of common stock which will be the average of the high and low price of a share of our common stock as quoted on the New York Stock Exchange on each purchase date, less any discount as may be determined by the committee. The discount for shares available for purchase on a purchase date cannot exceed 20%. The number of shares acquired on a purchase date will equal the dollar amount of incentive cash compensation used to purchase shares divided by the applicable purchase price on the purchase date. A participant will have no rights with respect to any shares until the date the shares are purchased in accordance with the plan. If the committee establishes restrictions on transfer of the shares, then during the restricted period, the shares will be registered in the name of the participant and held by the transfer agent for our common stock. The participant may vote the shares and receive any dividends declared and paid during the restricted period and may participate in our dividend reinvestment program in the same manner as our shareholders if it chooses to do so. Any shares received as a result of a stock split will be subject to the same restrictions on transfers as the shares purchased under the plan. Any shares received in the form of a stock dividend or purchased under our dividend reinvestment program will not be subject to any transfer restriction. During any period of time when the transfer of shares is restricted, the participant will bear the risk of loss and realize the benefits of any gain from fluctuations in the market price of our common stock for the shares purchased under the plan. The shares will not be subject to any risk of forfeiture during the restricted period.

      We will pay all administrative costs of the plan. Participants can purchase shares without paying any brokerage commissions or other charges in purchasing shares under the plan. Participants will pay applicable brokerage commissions and other charges when they sell the shares.

Shares Subject to the Plan

      The maximum number of shares of our common stock issuable under the plan is 1,000,000. The shares may be made available from our authorized but unissued shares or from treasury stock, including shares purchased by us in the open market. Subject to any required action by shareholders, the number of shares of common stock that may be issued under the plan, and the price per share thereof, will be adjusted, as may be deemed appropriate by the committee, to reflect any stock dividend, stock split, spin-off, share combination, exchange of shares, recapitalization, reorganization, merger or similar change in our capitalization.

      The market value of a share of our common stock on March 10, 2003, as reflected by the closing price on the New York Stock Exchange, was $45.08.

Administration

      The committee will select an administrator to administer the plan. In the event the administrator becomes unwilling or unable to serve or the committee believes it should replace the plan administrator, the committee will select a new plan administrator or make other arrangements as it deems appropriate.

Amendment and Termination of the Plan

      Our board of directors or the committee can amend, suspend or terminate the plan at any time and for any reason, but the number of shares available for issuance under the plan and the maximum discount of 20% for the purchase price for shares cannot be increased without the approval of the board of directors and the shareholders. The plan does not have a termination date.

Federal Income Tax Consequences

      Under present Federal income tax laws, a purchase of shares under the plan would have the following tax consequences:

      The difference between the fair market value of the total number of shares of common stock acquired on the date of purchase and the amount paid by a participant for those shares constitutes ordinary income to the participant and will be recognized by the participant at the time of purchase. We believe that no income tax consequences will arise to the participants as a result of our payment of the costs of administration of the plan. We or any of our affiliates will be allowed a deduction, equal to the amount of ordinary income recognized by the participant, in the tax year in which the participant includes the income. In some circumstances, backup tax withholding will be required.

      The tax basis of any shares acquired under the plan will be the fair market value on the date the shares were purchased and the holding period applicable to the shares will commence on the day following the purchase date.

      A participant will recognize dividend income upon the receipt of any dividends, whether or not reinvested through our dividend reinvestment plan. A participant will recognize gain or loss upon that participant’s sale or exchange of the shares. The amount of the gain or loss will be equal to the difference between the sale price of the shares and the participant’s tax basis in the shares.

      The plan is not qualified under Section 401(a) of the U.S. Internal Revenue Code and is not subject to ERISA.

      The foregoing discussion summarizes the Federal income tax consequences of the plan based on current provisions of the Internal Revenue Code, which are subject to change, as are their interpretations, and their application may vary in individual circumstances. This summary does not cover any state or local tax consequences.

      The affirmative vote of a majority of the votes cast on the proposal by shareholders entitled to vote at the annual meeting is required for approval of the proposal to adopt The Chubb Corporation 2003 Producer Stock Incentive Plan, provided that the total votes cast on the proposal represent a majority of the outstanding shares entitled to vote on the proposal.

      The board of directors recommends that you vote “for” the adoption of The Chubb Corporation 2003 Producer Stock Incentive Plan.

EQUITY COMPENSATION PLAN INFORMATION

      The following table shows certain information with respect to our equity compensation plans as of December 31, 2002.

			Number of securities
	Number of securities		remaining available for
	to be issued	Weighted-average	future issuance under
	upon exercise of	exercise price of	equity compensation plans
	outstanding options,	outstanding options,	(excluding securities
Plan Category	warrants and rights	warrants and rights	reflected in column(a))

	(a)	(b)	(c)
Equity compensation plans approved by security holders	22,222,561 (2)	$63.34 (4)	11,668,668	(6)(7)
Equity compensation plans not approved by security holders(1)	230,431 (3)	$57.78 (5)	282,757	(1)

Total	22,452,992	$63.33 (5)	11,951,425

(1)	These plans are The Chubb Corporation Producer Stock Incentive Program (1998) (the “1998 Producer Program”), The Chubb Corporation Defined Contribution Excess Benefit Plan (the “Excess Benefit Plan”) and the Deferred Compensation Plan for Directors (the “Deferred Compensation Plan”), under which 129,810 shares of common stock, 5,349 shares of common stock and 147,598 shares of common stock, respectively, are available for future issuance. The terms of the 1998 Producer Program are substantially the same as the 2003 Producer Stock Incentive Plan summarized under “Proposal 2, Approval of The Chubb Corporation 2003 Producer Stock Incentive Plan” in this proxy statement.

The Excess Benefit Plan is a non-qualified, defined contribution plan and covers those participants in the Capital Accumulation Plan of The Chubb Corporation (our 401(k) plan) and The Chubb Corporation Employee Stock Ownership Plan whose total benefits under those plans are limited by certain provisions of the Internal Revenue Code. A participant in the Excess Benefit Plan is entitled to a benefit equaling the difference between the participant’s benefits under the Capital Accumulation Plan of The Chubb Corporation and The Chubb Corporation Employee Stock Ownership Plan, without considering the applicable Internal Revenue Code limitations and the participant’s actual benefits under such plans. A participant’s excess Employee Stock Ownership Plan benefit is expressed as shares of Chubb common stock. Payments under the Excess Benefit Plan are generally made: (1) for excess benefits related to the Capital Accumulation Plan of The Chubb Corporation, in cash annually as soon as practical after the amount of excess benefit can be determined; and (2) for excess benefits related to The Chubb Corporation Employee Stock Ownership Plan, in common stock as soon as practicable after the earlier of the participant’s 65th birthday or termination of employment.

The material terms of the Deferred Compensation Plan are described in this proxy statement under “Corporate Governance — Directors’ Compensation.”

(2)	Includes 615,555 shares issuable under outstanding performance share awards.

(3)	Includes an aggregate of 43,615 shares issuable upon exercise of the special option grants awarded to three independent directors in 2002 as individual compensation arrangements as described in this proxy statement under “Corporate Governance — Directors’ Compensation.”

(4)	Weighted average exercise price excludes shares issuable under outstanding performance share awards.

(5)	Weighted average exercise price consists of exercise price of special option grants described in note (3) above, and excludes shares issuable in connection with the Excess Benefit Plan and Deferred Compensation Plan.

(6)	Reflects a reduction in the aggregate number of shares available for future issuance under the Stock Option Plan for Non-Employee Directors equal to 43,615, the number of shares issuable upon exercise of the special option grants described in note (3) above.

(7)	Includes 6,334,884 shares available for issuance under the Global Employee Stock Purchase Plan (2001). Includes also 5,037,399 shares available for issuance under our 2000 Long Term Stock Incentive Plan, of which 569,318 shares remain available for restricted stock awards.

SOLICITATION OF PROXIES

      We will pay the cost of this solicitation of proxies. In addition to the solicitation of proxies by use of the mails, we may use the services of one or more of our directors, officers or other regular employees (who will receive no additional compensation for their services in such solicitation) to solicit proxies personally or by telephone or by other electronic means. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of shares held on the record date by such persons and we will reimburse them for reasonable expenses actually incurred by them in so doing. In addition, we have retained Georgeson Shareholder Communications Inc., New York, New York, to aid in the solicitation of proxies by mail, in person and by telephone for a fee, which is estimated not to exceed $12,500 plus out-of-pocket expenses.

2004 SHAREHOLDER PROPOSALS AND NOMINATIONS

      Any proposal that a shareholder intends to be included in our proxy statement and form of proxy for presentation at our annual meeting of shareholders in the year 2004 must be in writing and be received by the Vice President and Secretary of Chubb, Henry G. Gulick, The Chubb Corporation, 15 Mountain View Road, P.O. Box 1615, Warren, New Jersey 07061-1615 no later than November 29, 2003, and must otherwise comply with the rules promulgated by the Securities and Exchange Commission in order to be eligible for inclusion in our proxy material for the 2004 annual meeting.

      Under our by-laws, if a shareholder desires to bring a matter before the annual meeting or if a shareholder wants to nominate a person for election to our board of directors, the shareholder must follow the procedures outlined in our by-laws. A copy of Article I, Section 10, of our by-laws, which covers those matters, is available without charge to shareholders of record upon written request to our Secretary. These procedures are separate from the Securities and Exchange Commission’s requirements that a shareholder must meet in order to have a shareholder proposal included in our proxy statement.

      One of the procedural requirements in the by-laws is timely notice in writing of the business the shareholder proposes to bring before the meeting and/or the nomination the shareholder proposes to make at the meeting. Notice of business proposed to be brought before the 2004 annual meeting and/or director nominations proposed to be made at the 2004 annual meeting must be received by our Secretary no earlier than December 31, 2003 and no later than January 30, 2004.

      The notice for business that the shareholder proposes to bring before the meeting must be a proper matter for shareholder action and must describe:

•	the business proposed to be brought before the meeting;

•	the reasons for conducting the business at the meeting;

•	any material interest of the shareholder in the business;

•	the beneficial owner, if any, on whose behalf the proposal is made;

•	the name and address of the shareholder giving the notice, as they appear on our books, and of the beneficial owner of those shares; and

•	the class and number of shares which are owned beneficially and of record by the shareholder and the beneficial owner.

      The notice for a nomination the shareholder proposes to make at the meeting must describe:

•	all information relating to each person whom the shareholder proposes to nominate for election as a director as would be required to be disclosed in a solicitation of proxies for the election of such person as a director pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended

(including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if so elected);

•	the name and address of the shareholder giving the notice, as they appear on our books, and of the beneficial owner of those shares; and

•	the class and number of shares which are owned beneficially and of record by the shareholder and the beneficial owner.

By order of the Board of Directors
Henry G. Gulick
Vice President and Secretary
March 28, 2003

Annex A

THE CHUBB CORPORATION

AUDIT COMMITTEE CHARTER

Purpose

      The Audit Committee is appointed by the Board to assist the Board in monitoring (a) the integrity of the financial statements of the Corporation, (b) the compliance by the Corporation with legal and regulatory requirements, (c) the independence and qualifications of the Corporation’s independent auditors, and (d) the performance of the Corporation’s internal auditors and independent auditors.

      The Audit Committee shall prepare the report required by applicable rules of the Securities and Exchange Commission (“SEC”) to be included in the Corporation’s annual proxy statement.

Committee Membership

      The Audit Committee shall consist of at least three directors who shall be appointed by the Board on recommendation of the Corporate Governance & Nominating Committee. Audit Committee members shall serve at the pleasure of the Board for such term or terms as the Board may determine and may be replaced by the Board.

      Each of the members of the Audit Committee shall be a member of the Board and shall otherwise be independent from the Corporation under applicable standards for director independence of the New York Stock Exchange. In addition, in order to be considered independent for purposes of service on the Audit Committee, each member of the Audit Committee shall also satisfy any requirements of the SEC and any standards of the New York Stock Exchange applicable to members of an audit committee and may not, other than in his or her capacity as a member of the Audit Committee, the Board or any other Board committee (a) accept any consulting, advisory or other compensatory fee from the Corporation, or (b) be an affiliated person of the Corporation or any subsidiary thereof, except as otherwise permitted by applicable requirements of the New York Stock Exchange or the SEC. Without limiting the generality of the foregoing, a member of the Audit Committee who is otherwise independent may serve as a member of an audit committee of Federal Insurance Company, the Corporation’s wholly owned subsidiary, without impairing his or her independence.

      No member of the Audit Committee may be an employee, director, partner, member or other affiliate of any firm to which the Corporation pays fees for services as a consultant or a legal or financial advisor, regardless of the amount and regardless of whether the member of the Audit Committee is the actual service provider, except as otherwise permitted by applicable requirements of the New York Stock Exchange or the SEC.

      Without impairing his or her independence, however, a member of the Audit Committee may receive compensation paid in an ordinary course commercial business relationship, as permitted by applicable requirements of the New York Stock Exchange or the SEC, or paid in connection with any other relationship that the Board has determined to be immaterial for purposes of its basic director independence analysis, to the extent permitted by applicable requirements of the New York Stock Exchange or the SEC.

      Without impairing his or her independence, a member of the Audit Committee may receive his or her fee for service on the Audit Committee, the Board or any other Board committee in cash and/or stock or options of the Corporation or other in-kind consideration ordinarily available to Directors as well as all of the regular benefits that other Directors receive. Because of the significantly greater time commitment of members of the Audit Committee, they may receive reasonable compensation greater than that paid to other Directors for service on other committees of the Board.

      All members of the Audit Committee shall be financially literate, as determined by the Board, and at least one member of the Audit Committee shall be an “audit committee financial expert” as defined by the SEC.

      Effective the first Board meeting following the 2003 Annual Meeting of Shareholders, no member of the Audit Committee may serve on the audit committees of more than two other public companies.

      Without the approval of the Audit Committee, no member of the Audit Committee may use the services of the Corporation’s independent auditors to provide to such member or his or her spouse any tax shelter advice.

Committee Structure and Operations

      The Board shall designate one member as the Chairman of the Audit Committee. Such person shall also serve as a member of the Executive Committee of the Board. The Audit Committee shall meet in person or telephonically as often as it determines, but not less frequently than eight times per year at such times and places as may be determined by the Chairman of the Audit Committee, with further meetings to occur, or actions to be taken by unanimous written consent, when deemed necessary or desirable by the Chairman of the Audit Committee. The Audit Committee may, in its discretion, form and delegate authority to one or more subcommittees consisting of one or more members of the Audit Committee, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of any such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.

Duties and Responsibilities

      The Audit Committee shall be directly responsible for the appointment (subject, if applicable, to shareholder ratification), compensation, retention (or termination) and oversight of the work of the independent auditors (including resolution of disagreements between management and the independent auditors regarding financial reporting) engaged for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for the Corporation, and the independent auditors shall report directly to the Audit Committee. If the Corporation submits for ratification to its shareholders the appointment of the independent auditors, the Audit Committee shall be responsible for making the recommendation of the Corporation with respect to such proposed ratification. The Audit Committee may consult with management but may not delegate these responsibilities.

      The Audit Committee shall meet separately in executive session, periodically, with management, with internal auditors and with the Corporation’s independent auditors. The Audit Committee may request any officer or employee of the Corporation, the Corporation’s outside counsel, the Corporation’s outside reserve advisors and/or the Corporation’s independent auditors to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee.

      The Audit Committee shall make regular reports of its proceedings to the Board, reviewing any issues that arise with respect to the quality or integrity of the Corporation’s financial statements, the Corporation’s compliance with legal or regulatory requirements, the performance and independence of the Corporation’s independent auditors or the performance of the internal auditors. Such reports may take the form of oral reports given by the Chairman of the Audit Committee or by any other member of the Audit Committee designated from time to time by the Chairman of the Audit Committee or by the Audit Committee to make such reports.

      While the fundamental responsibility for the Corporation’s financial statements and disclosures rests with management and the independent auditors, the Audit Committee must review (a) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Corporation’s selection or application of accounting principles and financial statement presentations, and major issues as to the adequacy of the Corporation’s internal controls and any special audit steps adopted in light of material control deficiencies; (b) analyses prepared by management and/or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements; (c) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Corporation; and (d) earnings press releases (paying particular attention to any use of “pro forma,” or “adjusted” non-GAAP, information), as well as financial information and earnings guidance provided to analysts and rating agencies.

      In performing the foregoing, the following shall be the regular duties of the Audit Committee:

Financial Statement and Disclosure Matters

      1.     To review and discuss with management and the independent auditors the annual audited financial statements and quarterly financial statements, including disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in its filings with the SEC and the results of the independent auditors’ reviews of the Corporation’s quarterly financial statements.

      2.     To recommend to the Board whether the audited financial statements should be included in the Corporation’s Form 10-K (or the Annual Report to Shareholders if distributed prior to the filing of the Form 10-K).

      3.     To discuss with management prior to their issuance the Corporation’s earnings press releases, including the use of any “pro forma” or “adjusted” non-GAAP information, as well as to discuss with management the approach to be taken regarding financial information and earnings guidance provided to analysts and rating agencies.

      4.     To discuss with management and the independent auditors the effect of regulatory and accounting initiatives as well as off-balance sheet structures, if any, on the Corporation’s financial statements.

      5.     To discuss with management the Corporation’s major risk exposures and the steps management has taken to monitor and control such exposures, including the Corporation’s risk assessment and risk management guidelines and policies.

      6.     To discuss with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit. In particular, to discuss:

(a) The adoption of, or changes to, the Corporation’s significant auditing and accounting principles and practices as suggested by the independent auditors, internal auditors or management;

(b) The management letter provided by the independent auditors and the Corporation’s response to that letter;

(c) Any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

      7.     In addition to discussing the matters required to be discussed by Statement on Auditing Standards No. 61, to the extent deemed desirable or appropriate by the Audit Committee, to review with the independent auditors any accounting adjustments that were noted or proposed by the independent auditors but were “passed” (as immaterial or otherwise) and any communications between the audit team and the independent auditors’ national office respecting auditing or accounting issues presented by the engagement.

      8.     To discuss with management at least quarterly any significant deficiencies in the design or operation of the Corporation’s internal controls, which could adversely affect the Corporation’s ability to record, process, summarize and report financial data, any special audit steps adopted in light of material control deficiencies and any fraud, whether or not material, that involves management or other employees who have a significant role in the Corporation’s internal controls.

      9.     To review with the Chief Executive Officer, the Chief Financial Officer and the General Counsel the Corporation’s disclosure controls and procedures and review periodically, but in no event less frequently than quarterly, management’s conclusions about the efficacy of such disclosure controls and procedures, including any significant deficiencies in, or material non-compliance with, such controls and procedures.

      10.     With respect to each audit of the Corporation, to receive and discuss with the independent auditors and, to the extent the Audit Committee deems desirable or appropriate, management and the internal auditors a report from the independent auditors setting forth (a) all critical accounting policies and practices to be used in the audit; (b) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors; and (c) any other material written communications between the independent auditors and management, such as any management letter not otherwise provided to the Audit Committee or schedule of unadjusted differences.

      11.     Annually or as otherwise required pursuant to applicable rules of the SEC, (a) to review and discuss with management an internal control report, which shall (1) state the responsibility of management for establishing and maintaining an adequate internal control structure and procedures for financial reporting; and (2) contain an assessment, as of the end of the most recent fiscal year, of the effectiveness of the internal control structure and procedures of the Corporation for financial reporting, and (b) if applicable, to review and discuss with the independent auditors their attestation to, and report on, such assessment made by management.

      12.     To discuss with the internal auditors the overall scope and plans for their audits, including the adequacy of staffing.

      13.     To discuss with the independent auditors the responsibilities, budget and staffing of the Corporation’s internal audit function.

      14.     To review at least annually the report of the Corporation’s loss reserves and to meet with management and the Corporation’s outside reserve advisors to discuss the adequacy of the Corporation’s loss reserves.

Oversight of the Corporation’s Relationship with the Independent Auditors

      15.     To discuss with the independent auditors the overall scope and plans for their audit, including the adequacy of staffing.

      16.     At least annually, to obtain and review a report by the independent auditors describing:

(a) The firm’s internal quality-control procedures;

(b) Any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues;

(c) All relationships between the independent auditors and the Corporation, including confirmation that during the audit and professional engagement period, no audit partner (as defined by the SEC) has earned or received compensation based on that partner procuring engagements with the Corporation to provide any services other than audit, review or attest services.

      17.     To review and evaluate the lead partner of the independent auditors, taking into account the opinions of management and the Corporation’s internal auditors.

      18.     In addition to assuring the rotation of the lead audit partner and the concurring partner as required by law, to consider, to the extent the Audit Committee deems it desirable or appropriate, whether, in order to assure continuing auditor independence, there should be regular rotation of the audit firm itself.

      19.     To the extent it deems it desirable or appropriate, to present its conclusions with respect to the independent auditors to the Board.

      20.     To set clear hiring policies for employees or former employees of the independent auditors, which shall include, at a minimum, a prohibition on hiring as a member of management involved in overseeing financial reporting matters (including the Chief Executive Officer, the Chief Financial Officer, the Chief Accounting Officer and any person serving in the capacity equivalent to a controller) any person who was the lead partner, the concurring partner, or any other member of the audit engagement team who provided more than ten hours of audit, review or attest services for the Corporation within the one year period preceding the commencement of the audit of the current year’s financial statements.

      21.     To pre-approve, pursuant to policies and procedures deemed by the Audit Committee to be desirable or appropriate, all auditing services (which may entail providing comfort letters in connection with securities underwritings or statutory audits required for insurance companies for purposes of State laws) and, subject to de minimis exceptions permitted by SEC regulation, any non-audit services, including tax services, that are not otherwise prohibited by law or regulation, that are provided to the Corporation by the independent auditors.

Compliance Oversight Responsibilities

      22.     To establish procedures for the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters.

      23.     To review and reassess the adequacy of the Corporation’s Code of Business Conduct and a Code of Ethics for Senior Financial Officers (as defined by SEC regulation) and to recommend any proposed changes thereto to the Board for approval.

      24.     To receive on an annual basis a report from the Corporation’s General Counsel regarding application of the Corporation’s conflict of interest policy to the Corporation’s officers.

      25.     To discuss with management any correspondence with regulators or governmental agencies and any employee complaints or published reports and any litigation or other legal matters which raise material issues regarding the Corporation’s financial statements or accounting policies.

      26.     To approve the retention of the independent auditors to provide services involving tax shelter advice for or on behalf of any of the following persons in their individual capacities: any member of the Audit Committee, any Executive Officer of the Corporation or any Senior Financial Officer of the Corporation or any spouse of any of the foregoing.

Annual Performance Evaluation and Charter Review

      The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

      The Audit Committee shall produce and provide to the Corporate Governance & Nominating Committee an annual performance evaluation of the Audit Committee, which evaluation shall compare the Committee’s performance with the requirements of this Charter. The performance evaluation shall be conducted in such manner as the Audit Committee deems desirable or appropriate. The report to the Corporate Governance & Nominating Committee may take the form of an oral report by the Chairman of the Audit Committee or by any other member of the Audit Committee designated from time to time by the Audit Committee or by the Chairman of the Audit Committee to make such report.

Resources and Authority

      The Audit Committee shall have the authority, without seeking Board approval, to engage outside legal, accounting or other advisors, as it determines desirable or appropriate to carry out its duties. Any accounting, legal or other advisor retained by the Audit Committee may, but need not, be in the case of an outside accountant, the same accounting firm employed by the Corporation for the purpose of rendering or issuing an audit report on the Corporation’s annual financial statements, or in the case of an outside legal or other advisor, otherwise engaged by the Corporation for any other purpose. The Audit Committee shall determine the appropriate funding, which shall be provided by the Corporation for the payment of compensation (a) to the independent auditors for the purpose of rendering or issuing an audit report or related work or performing other audit, review or attest services and (b) to any advisors employed by the Audit Committee.

Limitation of Audit Committee’s Role

      While the Audit Committee has the duties and responsibilities set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Corporation’s financial statements are complete and accurate or prepared in accordance with generally accepted accounting principles. Management is responsible for preparing the Corporation’s financial statements and the independent auditors are responsible for auditing those financial statements.

Annex B

THE CHUBB CORPORATION

2003 PRODUCER STOCK INCENTIVE PLAN

1.     Purpose

      The Chubb Corporation 2003 Producer Stock Incentive Plan (the “Plan”) was adopted by the Board of Directors of The Chubb Corporation (the “Company”) subject to shareholder approval. The Plan is intended to motivate the Company’s insurance subsidiaries’ independent insurance agencies and brokerages by providing them with incentives to achieve performance goals and offering them the opportunity to purchase shares of Common Stock (hereinafter defined) of the Company.

2.     The Committee

      (a) Committee. The Plan shall be implemented and interpreted by a committee (the “Committee”) appointed by the Company’s Chief Executive Officer.

      (b) Establishment of Terms and Conditions. The Committee shall establish the terms and conditions of the offer and purchase of Common Stock under the Plan, including, but not limited to, eligibility, purchase dates, purchase prices and transfer restrictions, if any. A description of such terms and conditions shall be made available to eligible agencies and brokerages in such form and manner as the Committee shall approve.

      (c) Actions of Committee. Acts approved by a majority of the Committee at a meeting at which a quorum is present, or acts without a meeting reduced to or approved in writing by a majority of the Committee, shall be the valid acts of the Committee. The Committee shall have the sole authority to establish, modify and rescind, from time to time, such rules and regulations for the proper administration of the Plan, and to make such determinations and interpretations under or in connection with the Plan as it deems necessary or advisable. The Committee may correct any defect, supply any omission and reconcile any inconsistency in the Plan in the manner and to the extent it shall deem desirable. All such rules, regulations, determinations and interpretations shall be binding and conclusive upon the independent agencies and brokerages and upon their respective legal representatives, beneficiaries, successors and assigns and upon all other persons claiming under or through any of them.

      (d) No Liability. No member of the Committee shall be liable for any action, determination or interpretation taken or made in good faith in connection with the Plan.

3.     Eligibility

      (a) Eligibility. Each independent insurance agency or brokerage that has an incentive cash commission arrangement directly with an insurance subsidiary of the Company to promote and sell personal and/or commercial lines of insurance shall be eligible to purchase shares on a purchase date if it has:

(1) earned incentive cash compensation for the calendar year preceding the purchase date in an amount equal to or greater than the minimum level of earned incentive cash compensation established by the Committee for that calendar year; and

(2) has also been selected for participation on that purchase date by the Committee.

Notwithstanding the foregoing, the Committee shall have the authority to establish any additional eligibility requirements it, in its sole discretion, concludes are appropriate to carry out the purposes of the Plan. Only independent insurance agencies and brokerages may be eligible to participate in the Plan and no individual principals or employees of such agencies and brokerages may participate. The Committee’s designation of eligibility for an agency or brokerage for a purchase date shall not require the Committee to designate such agency or brokerage for eligibility for any subsequent purchase date.

      (b) No Obligation to Participate. Eligible agencies and brokerages are under no obligation to participate in the Plan. Eligible agencies and brokerages that do not elect to purchase Common Stock on a purchase date will receive their earned incentive cash compensation in cash in accordance with its incentive cash compensation arrangement.

4.     Common Stock Subject to the Plan

      The stock subject to the Plan shall be shares of the Company’s authorized but unissued shares of common stock, $1.00 par value (“Common Stock”) or from treasury, including shares purchased in the open market. The aggregate number of shares of Common Stock which may be issued under the Plan shall not exceed 1,000,000; provided that such number may be adjusted as provided in Section 6(b).

5.     Offer and Purchase

      (a) Purchase Date. Purchases can be made under the Plan on each date designated as a purchase date. The Committee shall establish the purchase dates under the Plan.

      (b) Purchase Price. The Committee shall establish the price at which Common Stock may be offered and sold on a purchase date under the Plan. The purchase price shall be the average of the high and low price of a share of Common Stock as quoted on the New York Stock Exchange on the purchase date, less any discount as may be determined by the Committee; provided, however, that in no event shall the discount for shares to be purchased on any purchase date exceed 20%.

      (c) Other Terms and Conditions. The Committee shall determine any other terms and conditions of a purchase under the Plan, including any restrictions or limitations on the transferability of the shares of Common Stock purchased under the Plan. The Committee may also establish a minimum dollar amount of incentive cash compensation which an eligible agency or brokerage which is purchasing shares on a purchase date must use to purchase shares. The Committee may also establish a limit on the amount of incentive cash compensation which can be used to purchase shares on a purchase date.

      (d) Notification. Prior to any purchase date as may be established by the Committee, the Plan administrator shall mail a copy of any materials relating to the Plan, including any applicable prospectus and prospectus supplement, to each potentially eligible agency or brokerage. The materials will describe the purchase price, purchase date, transfer restrictions, if any, and any other terms and conditions for purchases of Common Stock on such purchase date. The Plan administrator will also provide each eligible agency and brokerage with an election form to be used to purchase shares on the purchase date.

      (e) Purchase Procedure. An eligible agency or brokerage may elect to participate (each, a “Participant”) in the Plan by completing and signing the election form and returning it to the Plan administrator on or before the purchase date indicating the number of shares of Common Stock desired to be purchased. A Participant may elect to apply all or part of its earned incentive cash compensation to the purchase of Common Stock. The number of shares acquired on a purchase date will equal the dollar amount of incentive cash compensation used to purchase shares divided by the applicable purchase price on the purchase date.

6.     Terms and Conditions

      (a) Non-transferability. No rights under the Plan may be sold, assigned, transferred or pledged in any way. Any such attempted sale, assignment, transfer or pledge, or other disposition shall be without effect.

      (b) Change in Capital Structure. Subject to any required action by the shareholders, the number of shares of Common Stock that may be issued under the Plan, and the price per share thereof, shall be adjusted, as may be deemed appropriate by the Committee, to reflect any stock dividend, stock split, spin-off, share combination, exchange of shares, recapitalization, reorganization, merger or similar change in the capitalization of the Company.

      (c) Rights as a Shareholder. A Participant shall have no rights as a shareholder with respect to any Common Stock until a purchase is completed in accordance with the terms of the Plan. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities, or other property) or distributions or other rights for which the record date is prior to the earlier of the date such stock certificate is issued or book-entry record of the Common Stock is made.

      (d) Restrictions on Transfer. The Committee may establish restrictions on transfer with respect to shares purchased on any purchase date. In the event that the Committee establishes any such restrictions, then, during any period of time when the transfer of a Participant’s Common Stock is restricted, Common Stock purchased by a Participant will be registered in the Participant’s name and held in book entry form by the Company’s transfer agent. During any period of time when the Participant’s Common Stock is restricted, the Participant will bear the risk of loss and realize the benefits of any gain from market price changes for any Common Stock the Participant purchased under the Plan. The shares will not be subject to any risk of forfeiture during the restricted period. At the end of any restricted period, the Participant may keep the Common Stock in its book entry account at the transfer agent, request the transfer agent to send share certificates to it or request the transfer agent to sell or transfer the Common Stock on the Participant’s behalf. The Participant shall have the right to vote the Participant’s Common Stock during any restricted period. During the restricted period, a Participant will receive dividends on its Common Stock if, as and when declared and paid by the Company. Any shares received as the result of a stock split will be subject to the same restrictions on transfers as the shares purchased under the Plan. Shares received in the form of stock dividends will not be subject to any transfer restrictions. Participants in the Plan also will be eligible to participate in the Company’s dividend reinvestment program in the same manner as all other Company shareholders if they so choose. Shares purchased under any such dividend reinvestment program will not be subject to transfer restrictions.

      (e) Withdrawal or Sale of Shares. A Participant can withdraw all or any portion of the full shares of Common Stock held in its account which are not restricted by notifying the transfer agent. A certificate for the full shares requested to be withdrawn will be issued in the name of the Participant. In no case will certificates for fractional share interests be issued. Any fractional share interest will be sold and a check for the net proceeds resulting from that sale (the proceeds from the sale less applicable brokerage commissions and charges) will be delivered to the Participant. A Participant can sell all or any portion of its shares of Common Stock held in its account either through its own broker or the Company’s transfer agent. If a Participant elects to sell through its own broker, it must first request the transfer agent to send it a certificate representing the number of full shares of Common Stock desired to be sold. In no case will certificates for fractional share interests be issued.

7.     Suspension or Amendment of Plan

      The Board of the Directors of the Company or the Committee may, to the extent permitted by law, from time to time, suspend or amend the Plan in any respect whatsoever; provided, however, that the Plan may not, without the approval of the Board of Directors and the shareholders, be amended in any manner that will increase the number of shares subject to the Plan or increase the maximum discount for shares to be purchased to greater than 20%.

8.     Termination of Plan

      The Board of Directors or the Committee may terminate the Plan at any time and for any reason.

9.     Effective Date of Plan

      The Plan will become effective on March 7, 2003 (the date of adoption of the Plan by the Board), subject, however, to approval by the shareholders of the Company. If the Plan is not so approved by the shareholders, the Plan shall not become effective.

10.     Administration of the Plan

      The Committee will select an administrator to administer the plan. In the event the administrator becomes unwilling or unable to serve or the Committee believes it should replace the plan administrator, the Committee will select a new plan administrator or make other arrangements as it deems appropriate.

11.     Expenses

      All expenses incurred by the Committee in carrying out its duties under the Plan shall be borne by the Company. The Company shall pay all administrative costs of the Plan. Participants will not pay brokerage commissions or other charges in purchasing shares. Participants will pay applicable brokerage commissions or other charges when they sell shares.

12.     Miscellaneous

      (a) Provisions of Plan Binding. The provisions of the Plan shall, in accordance with its terms, be binding upon, and inure to the benefit of, all successors of each Participant in the Plan.

      (b) Applicable Law. New Jersey law (without reference to the principles of conflicts of law) shall govern all matters relating to this Plan except to the extent it is superseded by Federal law.

      (c) Employment. The right to participate in this Plan shall not constitute an offer of employment and no election to participate in this Plan shall constitute an employment agreement for a Participant.

PROXY

THE CHUBB CORPORATION
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF THE CHUBB CORPORATION FOR THE ANNUAL MEETING TO BE HELD ON APRIL 29, 2003

The undersigned shareholder of THE CHUBB CORPORATION (the “Corporation”) acknowledges receipt of the Notice of the Annual Meeting of Shareholders and Proxy Statement each dated March 28, 2003, and the undersigned revokes all prior proxies and appoints JOHN D. FINNEGAN, HENRY G. GULICK and PHILIP J. SEMPIER, and each of them, with full power of substitution, as proxies for the undersigned to vote all shares of Common Stock of the Corporation, which the undersigned would be entitled to vote at the Annual Meeting of Shareholders to be held at 15 Mountain View Road, Warren, New Jersey at 10:00 a.m., local time, on April 29, 2003 and any adjournment or postponement thereof, on all matters coming properly before said meeting.

This card also provides voting instructions for any shares of Common Stock of the Corporation allocated to and held on the undersigned’s behalf in The Chubb Corporation Employee Stock Ownership Plan and Capital Accumulation Plan.

Nominees for the Election of Directors are:

01. Zoë Baird	10. Warren B. Rudman
02. John C. Beck	11. Sir David G. Scholey, CBE
03. Sheila P. Burke	12. Raymond G. H. Seitz
04. James I. Cash, Jr.	13. Lawrence M. Small
05. Joel J. Cohen	14. Daniel E. Somers
06. James M. Cornelius	15. Karen Hastie Williams
07. John D. Finnegan	16. James M. Zimmerman
08. David H. Hoag	17. Alfred W. Zollar
09. Klaus J. Mangold

Please mark, sign, date and return Proxy Card promptly using the enclosed envelope	SEE REVERSE SIDE

é FOLD AND DETACH HERE é

1816

☒	Please mark your votes as in this example

When properly executed, this proxy will be voted in the manner directed herein by the undersigned shareholder. If the undersigned has voting rights with respect to shares of Common Stock under The Chubb Corporation Employee Stock Ownership Plan and/or Capital Accumulation Plan (the “Plans”), the trustees of the Plans will vote those shares as directed. If no direction is made, this proxy will be voted FOR proposals 1 and 2.

In their discretion the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

The Board of Directors recommends a vote “FOR” Board proposals 1 and 2.

		FOR	WITHHELD
1.	Election of Directors (see reverse)	☐	☐

To withhold authority to vote for any nominee, specify name below:

		FOR	AGAINST	ABSTAIN
2.	Approval of The Chubb Corporation 2003 Producer Stock Incentive Plan	☐	☐	☐

When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If the signer is a corporation, sign the full corporate name by duly authorized officer.

SIGNATURE(S)	DATE

é FOLD AND DETACH HERE é

THE CHUBB CORPORATION

PROXY VOTING INSTRUCTION CARD
Your vote is important. Casting your vote in one of the three ways described on this instruction card votes all shares of Common Stock of The Chubb Corporation that you are entitled to vote and gives voting instructions for any shares of Common Stock allocated to you and held on your behalf in The Chubb Corporation Employee Stock Ownership Plan and Capital Accumulation Plan.

Please consider the issues discussed in the proxy statement and cast your vote by:

•	Accessing the Internet site http://www.eproxyvote.com/cb to vote via the Internet.

•	Using a touch-tone telephone to vote by phone toll free from the U.S. or Canada. Simply dial 1-877-PRX-VOTE (1-877-779-8683) and follow the instructions. When you are finished voting, your vote will be confirmed and the call will end.

•	Completing, dating, signing and mailing the proxy card in the postage-paid envelope included with the proxy statement or sending it to The Chubb Corporation c/o EquiServe Trust Company, N.A., P.O. Box 8666, Edison, New Jersey 08818-9159.

You can vote by telephone or via the Internet anytime prior to 12:00 midnight, Eastern Time, on April 28, 2003. You will need the control number printed at the top of this instruction card to vote by phone or via the Internet. Please do not return your proxy card if you are voting by telephone or the Internet.